EXHIBIT(a)(1)(i)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

ENPATH MEDICAL, INC.

at

$14.38 Per Share

by

CHESTNUT ACQUISITION CORPORATION

a wholly-owned subsidiary of

GREATBATCH, LTD.

an indirect wholly-owned subsidiary of

GREATBATCH, INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 5, 2007 (THE END OF THE DAY ON TUESDAY), UNLESS EXTENDED AS DESCRIBED IN THIS OFFER.

THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER (THE “MERGER AGREEMENT”) DATED AS OF APRIL 28, 2007 AMONG GREATBATCH, LTD. (“LIMITED”), CHESTNUT ACQUISITION CORPORATION (THE “PURCHASER”) AND ENPATH MEDICAL, INC. (“ENPATH” OR THE “COMPANY”). ENPATH’S BOARD OF DIRECTORS, BY UNANIMOUS RESOLUTION HAS, AMONG OTHER THINGS, (I) DECLARED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO AND IN THE BEST INTERESTS OF THE SHAREHOLDERS, (II) APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND (III) RECOMMENDED THAT THE SHAREHOLDERS TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER AND, IF REQUIRED BY APPLICABLE LAW, APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER.

THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN BEFORE THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE “SHARES”) OF THE COMPANY, WHICH, TOGETHER WITH ANY SHARES THEN OWNED DIRECTLY OR INDIRECTLY BY LIMITED, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL NUMBER OF SHARES OUTSTANDING (DETERMINED ON A FULLY-DILUTED BASIS) AT THE EXPIRATION OF THE OFFER, AND (2) ANY WAITING PERIODS OR APPROVALS UNDER APPLICABLE ANTITRUST LAWS HAVING EXPIRED, BEEN TERMINATED OR BEEN OBTAINED. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE “INTRODUCTION” AND “THE OFFER—SECTION 15—CONDITIONS OF THE OFFER.”

IMPORTANT

Any shareholder desiring to tender Shares in the Offer should either:

(i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or the facsimile thereof) together with the certificates representing tendered Shares and all other required documents to Mellon Investor Services LLC, the Depositary for the Offer, or tender such Shares pursuant to the procedure for book-entry transfer set forth in “The Offer—Section 3—Procedure for Tendering Shares”; or

(ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you.

Shareholders whose Shares are registered in the name of a broker, dealer, bank, trust company or other nominee must contact such person if they desire to tender their Shares.

Any shareholder who desires to tender Shares and whose certificates representing those Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedure set forth in “The Offer—Section 3—Procedure for Tendering Shares.”

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, banks and trust companies.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

May 8, 2007

i

SUMMARY TERM SHEET

Securities Sought:	All issued and outstanding shares of common stock, par value $0.01 per share, of Enpath Medical, Inc.

Price Offered Per Share:	$14.38 in cash, without interest, less any required withholding taxes.

Scheduled Expiration of Offer:	12:00 Midnight, New York City time on Tuesday, June 5, 2007, the end of the day on Tuesday, unless extended as described herein. See “The Offer—Section 1—Terms of the Offer” and “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.”

Purchaser:	Chestnut Acquisition Corporation, a Minnesota corporation, and a wholly-owned subsidiary of Greatbatch, Ltd., a New York corporation, which is an indirect wholly-owned subsidiary of Greatbatch, Inc., a Delaware corporation.

The following are some of the questions that you, as an Enpath Medical, Inc. shareholder, may have and the answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

Our name is Chestnut Acquisition Corporation. We are a Minnesota corporation formed for the purpose of making this tender offer for all of the shares of Enpath. We are a wholly-owned subsidiary of Greatbatch, Ltd., a New York corporation, which is an indirect wholly-owned subsidiary of Greatbatch, Inc., a Delaware corporation.

Unless the context indicates otherwise, we will use the terms “us,” “we,” “our” and the “Purchaser” in this Offer to Purchase to refer to Chestnut Acquisition Corporation, the term “Limited” to refer to Greatbatch, Ltd. and “Greatbatch” to refer to Greatbatch, Inc. We will use the term “Enpath” or the “Company” to refer to Enpath Medical, Inc. See “Introduction” and “The Offer—Section 9—Certain Information Concerning the Purchaser, Limited and Greatbatch.”

What securities are you offering to purchase?

We are offering to purchase all of the outstanding common stock, par value $0.01 per share, of Enpath. Unless the context requires otherwise, we refer to each share of Enpath common stock as a “share” or “Share.” See “Introduction.”

How much are you offering to pay for my shares and what is the form of payment?

We are offering to pay $14.38 per share in cash, without interest, less any required withholding taxes. See “Introduction” and “The Offer—Section 1—Terms of the Offer.”

Will I have to pay any fees or commissions?

If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker, dealer, bank, trust company or other nominee, and your nominee tenders your shares on your behalf, your nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply. See “Introduction.”

Do you have the financial resources to pay for the shares?

Yes. We estimate that we will need approximately $96.6 million to purchase all of the outstanding shares pursuant to the offer, complete the merger and pay all related fees and expenses. As of March 30, 2007, Greatbatch and its direct and indirect subsidiaries had cash and cash equivalents and short-term investments available for sale in the amount of approximately $225.7 million. Greatbatch and Limited will contribute or otherwise cause funds to be advanced to enable us to consummate the offer. The offer is not subject to any financing condition. See “The Offer—Section 10—Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender in the offer?

We do not think our financial condition is relevant to your decision whether to tender in the offer because:

•	the offer is being made for all of the outstanding shares solely for cash;

•	the offer is not subject to any financing condition;

•	if we consummate the offer, we expect to acquire all remaining shares for the same cash price in the subsequent merger; and

•	pursuant to the merger agreement, Purchaser and Limited have represented that they have available sufficient funds necessary to consummate the offer and the merger.

What are the most significant conditions to the offer?

The offer is conditioned upon, among other things:

•

there being validly tendered and not withdrawn before the expiration of the offer a number of shares, which, together with the shares then owned by Limited and Purchaser, represents at least a majority of the total number of Shares then outstanding at the time of the expiration of the offer (determined on a fully-diluted basis); and

•	any waiting periods or approvals under applicable antitrust laws having expired, been terminated or been obtained.

The offer is also subject to other conditions. See “The Offer—Section 15—Conditions of the Offer.”

There is no financing condition to the offer.

Is there an agreement governing the offer?

Yes. Enpath, Limited and Purchaser entered into an Agreement and Plan of Merger dated as of April 28, 2007 (the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the offer and the merger of Purchaser into Enpath. See “The Offer—Section 13—Transaction Documents.”

What does the Board of Directors of Enpath think of the offer?

The board of directors of Enpath has, among other things, unanimously:

•	declared that the Merger Agreement and the transactions contemplated thereby, including the offer and the merger, are fair to and in the best interests of the shareholders;

•	approved and declared advisable the Merger Agreement and the transactions contemplated thereby; and

•	recommended that the shareholders tender their shares pursuant to the offer and, if required by applicable law, approve and adopt the Merger Agreement.

See “Introduction.”

Have any shareholders agreed to tender their shares in the offer?

Yes. The chief executive officer and a director of Enpath, John C. Hertig, and all the other members of Enpath’s board of directors, including James D. Hartman, the Chairman of the Board, have agreed to tender their currently outstanding Shares in the offer, representing approximately 3.2% of the outstanding Shares. See “The Offer—Section 13—Transaction Documents.”

How long do I have to decide whether to tender in the offer?

You will have at least until 12:00 Midnight, New York City time, on Tuesday, June 5, 2007 (at the end of the day on Tuesday), to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See “The Offer—Section 3—Procedure for Tendering Shares.”

Can the offer be extended and under what circumstances?

Yes. We have agreed in the Merger Agreement that we will extend the offer beyond June 5, 2007 in the following circumstances:

•

if any of the conditions to the offer have not been satisfied or waived, we will extend (and re-extend) the offer, from time to time, until the earliest to occur of (x) the satisfaction or waiver of such conditions, (y) August 1, 2007, and (z) our reasonable determination that such conditions cannot be satisfied on or prior to that date, provided that the inability to satisfy such conditions does not result from the breach of the Merger Agreement by us or Limited; and

•	if extension for any period is required by any rule, regulation, interpretation or position of the Securities and Exchange Commission.

We expect that all waiting periods or approvals under applicable antitrust laws will have expired, been terminated or been obtained prior to 12:00 Midnight, New York time, on Tuesday, June 5, 2007. As a result, we do not expect to have to extend the offer to comply with antitrust laws. See “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.”

In addition, we may elect to provide one or more “subsequent offering periods” for the offer, if, at the commencement of any period the shares validly tendered and not withdrawn pursuant to the offer constitute less than the number of shares (i.e., 90% of the then outstanding Shares) necessary to permit the merger to be effected, as permitted by Minnesota law, without a meeting of shareholders. A subsequent offering period, if included, will be an additional period of time beginning after we have purchased shares tendered in the offer, during which any remaining shareholders may tender, but not withdraw, their shares and receive the offer consideration.

How will I be notified if the offer is extended or a subsequent offering period is provided?

If we decide to extend the offer or provide a subsequent offering period, we will inform Mellon Investor Services LLC, the depositary for the offer (the “Depositary”), of that fact and will make a public announcement of the extension, no later than 9:00 A.M., New York City time, on the next business day after the date the offer was scheduled to expire. See “The Offer—Section 1—Terms of the Offer.”

How do I tender my shares?

To tender your shares, you must deliver the certificate or certificates representing your shares, together with a completed Letter of Transmittal and any other required documents, to the Depositary for the offer not later than the time the offer expires. If your shares are held in street name by your broker, dealer, bank, trust company or other nominee, the nominee can tender your shares through The Depository Trust Company. If you cannot deliver everything required to make a valid tender to the Depositary before the expiration of the offer, you may have a limited amount of additional time by having a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP), guarantee, pursuant to a Notice of Guaranteed Delivery, that the missing items will be received by the Depositary within three Nasdaq Stock Market trading days. However, the Depositary must receive the missing items within that three trading day period. See “The Offer—Section 3—Procedure for Tendering Shares.”

Until what time can I withdraw tendered shares?

You can withdraw tendered shares at any time until the offer has expired. You may also withdraw any tendered shares not yet accepted for payment by us, according to the terms of this offer, after July 6, 2007. You may not, however, withdraw shares tendered during any subsequent offering period, if one is included. See “The Offer—Section 4—Withdrawal Rights.”

How do I withdraw previously tendered shares?

To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you have the right to withdraw the shares. See “The Offer—Section 4—Withdrawal Rights.”

When and how will I be paid for my tendered shares?

Subject to the terms and conditions of the offer, we will pay for all validly tendered and not withdrawn shares promptly after the later of the date of expiration of the offer and the satisfaction or waiver of the conditions to the offer that are dependent upon the expiration or termination of applicable waiting periods or the receipt of governmental approvals as described in “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.” See “The Offer—Section 2—Acceptance for Payment; Payment.”

We will pay for your validly tendered and not withdrawn shares by depositing the purchase price with the Depositary which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for tendered shares will be made only after timely receipt by the Depositary of certificates for such shares (or of a confirmation of a book-entry transfer of such shares as described in “The Offer—Section 3—Procedure for Tendering Shares”), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents for such shares. See “The Offer—Section 2—Acceptance for Payment; Payment.”

Will the offer be followed by a merger if all the shares are not tendered in the offer?

Yes. If we accept for payment and pay for shares pursuant to the offer, we expect to be merged with and into Enpath in accordance with the terms of the Merger Agreement. If that merger takes place, all remaining shareholders (other than Limited, the Purchaser and shareholders properly exercising their dissenters’ rights) will receive $14.38 per share in cash, without interest, less any required withholding taxes. See “The Offer—Section 12—Purpose of the Offer; Plans for the Company; Approval of the Merger; Dissenters’ Rights.”

If the offer is completed, will Enpath continue as a public company?

Following the purchase of shares in the offer, we will consummate the merger and, following the merger, Enpath no longer will be publicly owned. However, if for some reason the merger does not take place, the number of shareholders of Enpath and the number of shares of Enpath which are still in the hands of the public may be so small that the shares may no longer be eligible to be traded on the Nasdaq Stock Market or on any securities exchange and there may no longer be an active public trading market (or, possibly, there may not be any public trading market) for the shares. Also, Enpath may cease making filings with the Securities and Exchange Commission or otherwise being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See “Introduction” and “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Quotation; Registration under the Exchange Act; Margin Regulations.”

What is the “Top-Up Option” and when will it be exercised?

Enpath has granted us an option to purchase that number of newly-issued shares that is equal to one share more than the amount needed to give us, directly or indirectly, ownership of 90% of the outstanding shares at the time of exercise (after giving effect to the shares issued upon the exercise of such option), provided, among other things, that (i) Limited has accepted at least 80% of the outstanding shares in the offer, (ii) the number of shares that may be issued pursuant to the Top-Up Option does not exceed 19.9% of the number of shares outstanding as of April 28, 2007, (iii) Enpath is not required to obtain shareholder approval under any applicable law in order to issue shares in connection with the Top-Up Option, and (iv) the number of shares to be issued in connection with the Top-Up Option does not exceed the amount of the then authorized and unissued shares of Enpath common stock (giving effect to shares of Enpath common stock reserved for issuance under any Enpath stock plan, outstanding stock option or warrant). We will pay Enpath the price per share to be paid in the offer (i.e., $14.38) for each share acquired through the Top-Up Option. The purpose of the Top-Up Option is to permit us to complete the merger without a special meeting of Enpath’s shareholders under the “short form” merger provisions of Minnesota law. We expect to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90% (but more than 80%) of the issued and outstanding shares in the offer.

If I decide not to tender, how will the offer affect my shares?

If you do not tender your shares in the offer and the merger takes place, your shares will be cancelled. Unless you perfect your dissenters’ rights under Minnesota law (as described below), you will receive in the merger the price per share to be paid in the offer (i.e., $14.38 per share in cash, without interest, less any required withholding taxes). This is the same amount that you would have received had you tendered your shares in the offer. Accordingly, if the merger takes place, the difference to you between tendering your shares and not tendering your shares in the offer is that if you tender your shares in the offer, you will be paid earlier and you will not have dissenters’ rights under Minnesota law. If the merger does not close immediately after the offer closes, the number of shareholders and number of shares that are still in the hands of the public may be so small that there may no longer be an active or liquid public trading market (or, possibly, any public trading market) for shares held by shareholders other than Purchaser, which may affect prices at which shares trade. Also, as described above, Enpath may cease making filings with the Securities and Exchange Commission or being required to comply with the Securities and Exchange Commission rules relating to publicly-held companies. See “The Offer—Section 7—Possible Effects of the Offer on the Market for the Shares; Stock Quotation; Registration under the Exchange Act; Margin Regulations.”

Are dissenters’ rights available in either the offer or the merger?

You will not be entitled to dissenters’ rights, or the right to have a court determine the fair value of your shares, if you tender your shares in the offer. However, if you do not tender your shares, you may be entitled to such rights but only if and to the extent you comply with the applicable provisions of Minnesota law regarding such rights. See “The Offer—Section 12—Purpose of the Offer; Plans for the Company; Approval of the Merger; Dissenters’ Rights.”

If you successfully complete your offer, what will happen to Enpath’s board of directors?

If we accept for payment and pay for any Shares representing at least a majority of the then outstanding Shares pursuant to the offer, Limited will be entitled to designate at least a majority of the members of Enpath’s board of directors. In such case, Enpath has agreed to use its reasonable best efforts to cause Limited’s designees as directors to be elected or appointed to its board of directors in such number as is proportionate to Limited’s share ownership. Therefore, if we accept shares for payment pursuant to our offer, Limited will obtain control of the management of Enpath shortly thereafter.

What is the market value of my shares as of a recent date?

On April 27, 2007, the last full trading day before the merger was publicly announced, the last reported sale price of Enpath common stock reported on the Nasdaq Stock Market was $11.13 per share. You should obtain a recent quotation for your shares prior to deciding whether to tender in the offer.

What are the material U.S. federal income tax consequences of participating in the offer?

In general, your sale of shares pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the tax consequences to you of participating in the offer in light of your particular circumstances. See “The Offer—Section 5—Certain Tax Considerations.”

Who can I talk to if I have questions about the offer?

You can call Georgeson Inc., the Information Agent for the offer, at (212) 440-9800 (collect) or (866) 580-6912 (toll-free) or Banc of America Securities LLC, the Dealer Manager for the offer, at (212) 583-8426 (collect) or (888) 583-8900 (ext. 8426) (toll-free). See the back cover of this Offer to Purchase.

To the shareholders of Enpath Medical, Inc.:

INTRODUCTION

We, Chestnut Acquisition Corporation, a Minnesota corporation (the “Purchaser”) and a wholly-owned subsidiary of Greatbatch, Ltd., a New York corporation (“Limited”), which is an indirect wholly-owned subsidiary of Greatbatch, Inc. (“Greatbatch”), are offering to purchase all outstanding shares of common stock, par value $0.01 per share (collectively, the “Shares” and each, a “Share”), of Enpath Medical, Inc., a Minnesota corporation (the “Company” or “Enpath”), at a price of $14.38 per Share in cash, without interest, less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

We are making the Offer pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2007, among Enpath, Limited, and us. The Merger Agreement provides, among other things, that as soon as practicable after the consummation of the Offer and the satisfaction or waiver of certain conditions in the Merger Agreement, we will merge with and into Enpath (the “Merger”), with Enpath continuing as the surviving corporation and a wholly-owned subsidiary of Limited. In the Merger, each outstanding Share (other than the dissenting Shares and Shares held by Limited or the Purchaser) will be converted into the right to receive $14.38 per share in cash, without interest, less any required withholding taxes.

Enpath’s Board of Directors (the “Company Board”) has unanimously, among other things, (i) declared that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the shareholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, and (iii) recommended that the shareholders tender their Shares in the Offer and, if required by applicable law, approve and adopt the Merger Agreement and the Merger.

Greene Holcomb & Fisher LLC, the Company’s financial advisor (the “Financial Advisor”), has delivered to the Company Board its written opinion dated April 27, 2007 to the effect that, as of that date, the consideration to be received by holders of Shares pursuant to the Merger Agreement was fair from a financial point of view to such holders. The full text of the written opinion of the Financial Advisor containing the assumptions made, procedures followed, matters considered and limitations on the review undertaken is included with the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which has been filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the Offer and is being mailed to shareholders of the Company with this Offer to Purchase. We recommend that you read the full text of the opinion carefully.

There is no financing condition to the completion of the Offer. The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn before the expiration of the Offer, a number of Shares which, together with the Shares then owned directly or indirectly by Limited, represents at least a majority (determined on a “fully diluted basis”) of the aggregate number of Shares outstanding at the expiration of the Offer (the “Minimum Condition”) and (ii) any waiting periods or approvals under applicable antitrust laws, including the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the “HSR Act”), having expired, been terminated or been obtained. The Offer is also subject to other conditions. See “The Offer—Section 15—Conditions of the Offer” for information regarding these and the other conditions to the completion of the Offer.

For purposes of the Offer and as used in this Offer to Purchase, references to the Shares outstanding on a “fully diluted basis” as of a given date means the sum of (i) the total outstanding Shares, plus (ii) Shares which the Company may be required to issue pursuant to outstanding Options and Warrants (each as defined in the Merger Agreement).

If by 12:00 Midnight, New York City time, on June 5, 2007 (or any later time to which the Purchaser, subject to the terms of the Merger Agreement, extends the period during which the Offer is open (the “Expiration Date”)), any condition to the Offer is not satisfied or waived on any scheduled Expiration Date, the Purchaser will extend the Expiration Date for an additional period or periods, from time to time, until all of the conditions are satisfied or waived, provided that the Offer will only be extended until the earliest to occur of (i) August 1, 2007 (the “End Date”) or (ii) the Purchaser’s reasonable determination that any unsatisfied condition is incapable of being satisfied prior to the End Date and such inability is not the result of a breach of the Merger Agreement by Limited or the Purchaser. The Purchaser will also extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer. Any extension of the Offer will be followed by a public announcement of such extension no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering shareholder to withdraw their Shares.

We expect that all waiting periods or approvals under applicable antitrust laws will have expired, been terminated or been obtained on or prior to 12:00 Midnight, New York time, on June 5, 2007. As a result, we do not expect to extend the Offer to comply with antitrust laws. See “The Offer—Section 16—Certain Legal Matters; Regulatory Approvals.”

The Company has represented in the Merger Agreement that, as of April 28, 2007, there were (i) 6,361,727 Shares issued and outstanding (including 47,440 Shares subject to restricted stock grants) and (ii) outstanding options and warrants to purchase an aggregate of 794,150 Shares. Based on the foregoing, and assuming that no Shares are issued by the Company after April 28, 2007 (other than pursuant to the exercise of outstanding options and warrants), the Minimum Condition will be satisfied if we acquire at least 3,577,939 Shares in the Offer. As of April 28, 2007, all of the Company’s directors beneficially owned in the aggregate 228,710 Shares (excluding 331,000 Shares issuable upon exercise of outstanding options), representing approximately 3.2% of the Company’s issued and outstanding Shares on a fully diluted basis. Such directors have agreed to tender their Shares into the Offer pursuant to a Tender and Support Agreement, dated as of April 28, 2007, with Limited and the Purchaser (the “Support Agreement”). Limited and the Purchaser do not own any Shares. Greatbatch, in addition to the Shares it may be deemed to beneficially own as a result of the Support Agreement, owns 25,753 Shares which it may, in its sole and absolute discretion, contribute to Limited or the Purchaser for the purpose of satisfying the Minimum Condition. Greatbatch acquired 23,989 Shares on April 29, 2004 and 1,764 Shares on December 23, 2005. See Section 1—“Terms of the Offer” and Section 13—“Transaction Documents” of this Offer to Purchase.

If we accept for payment and pay for any Shares representing at least a majority of the then outstanding Shares pursuant to the Offer, the Merger Agreement provides that Limited will be entitled to designate directors to serve on the Company Board in proportion to the ownership of Shares by us or by Limited following such purchase. We expect that such board representation would permit us to exert substantial influence over the Company’s conduct of its business and operations. The Purchaser and Limited currently intend, as soon as practicable after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, directors of the Purchaser will be the directors of the Company.

Consummation of the Merger is subject to a number of conditions, including adoption of the Merger Agreement by the shareholders, if such adoption is required under applicable law, and our purchase of Shares pursuant to the Offer. Under Section 302A.621 of the Minnesota Business Corporation Act (the “MBCA”), if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding Shares, the Purchaser and Limited would be able to effect the Merger without a vote of the shareholders. If we do not acquire at least 90% of the outstanding Shares, Limited and the Purchaser would have to seek shareholder approval of the Merger Agreement and the Merger at a shareholders meeting. Approval of the Merger Agreement and the Merger at such a meeting would require the affirmative vote of holders of a majority of the voting power of all Shares entitled to vote. Thus, if the Minimum Condition and the other conditions to the Offer are satisfied and the Offer is completed, we will own a sufficient number of Shares to ensure that the Merger Agreement will be approved by the shareholders.

Enpath has granted us an option to purchase that number of newly-issued Shares (the “Top-Up Option Shares”) that is equal to one share more than the amount needed to give Limited, directly or indirectly, ownership of 90% of the outstanding Shares at the time of exercise (after giving effect to the Shares issued upon the exercise of such option) (the “Top-Up Option”), provided that (i) the Top-Up Option is exercisable only if Limited has accepted at least 80% of the outstanding Shares in the Offer, (ii) the number of Top-Up Option Shares that may be issued may not exceed 19.9% of the number of Shares outstanding as of April 28, 2007, (iii) the Top-Up Option is only exercisable to the extent that Enpath has sufficient authorized and unreserved Shares available for such issuance and (iv) the Top-Up Option is only exercisable to the extent that such exercise does not require shareholder or governmental approval. We will pay Enpath $14.38 for each Share acquired through the Top-Up Option. The Top-Up Option permits us to complete the Merger without a special meeting of Enpath’s shareholders under the “short form” merger provisions of Minnesota law. We expect to exercise the Top-Up Option, subject to the limitations set forth in the Merger Agreement, if we acquire less than 90% (but more than 80%) of the issued and outstanding Shares in the Offer. See “The Offer—Section 13—Transaction Documents” for a more detailed description of the Top-Up Option.

The Company has not paid cash dividends on the Shares. If we acquire control of the Company, we intend that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in the Company.

Shareholders of record who have Shares registered in their own names and tender directly to Mellon Investor Services LLC, the depositary for the Offer (the “Depositary”), will not have to pay brokerage fees or commissions. Shareholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they charge any transaction fees. Except as set forth in Instruction 6 of the Letter of Transmittal, shareholders will not have to pay stock transfer taxes on the sale of Shares pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal or otherwise establish an exemption may be subject to backup withholding under the U.S. federal income tax laws. See “The Offer—Section 3—Procedure for Tendering Shares.” We will pay the charges and expenses of the Depositary and Georgeson Inc. (the “Information Agent”) incurred in connection with the Offer. See “The Offer—Section 17—Fees and Expenses.”

Shareholders tendering their Shares according to the guaranteed delivery procedures set forth under “The Offer—Section 3—Procedure for Tendering Shares” may do so using the Notice of Guaranteed Delivery circulated herewith. As used herein, the term “Notice of Guaranteed Delivery” refers to that document.

This Offer to Purchase and the related Letter of Transmittal contain important information, and you should carefully read both in their entirety before you make a decision with respect to the Offer.

THE OFFER

1.    Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and pay for all Shares that are validly tendered before the Expiration Date and not withdrawn.

We, Limited and the Company have agreed in the Merger Agreement that the we will extend the Offer if at the Expiration Date any of the conditions to the obligation to accept Shares for payment (including the expiration of all waiting periods and receipt of all approvals under applicable antitrust laws) are not satisfied or waived, from time to time, until the earliest to occur of (x) the satisfaction or waiver of these conditions, (y) the End Date, or (z) our reasonable determination that these conditions cannot be satisfied on or prior to the End Date, provided that the inability to satisfy such condition does not result from any breach of any provision of the Merger Agreement by us or Limited. We will also extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff applicable to the Offer or any period required by applicable law. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of each tendering shareholder to withdraw their Shares.

We expect all waiting periods or approvals under applicable antitrust laws will have expired, been terminated or been obtained on or prior to 12:00 Midnight, New York City time, on June 5, 2007. As a result, we do not expect to have to extend the Offer to comply with such antitrust laws. See Section 16—“Certain Legal Matters; Regulatory Approvals.”

We reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that, in the Merger Agreement, we agreed that we will not, without Enpath’s prior written consent or as otherwise provided in the Merger Agreement, (a) decrease the number of Shares subject to the Offer or the offer price for the Shares, (b) decrease or change the form of the consideration to be paid for Shares pursuant to the Offer, (c) waive the Minimum Condition, (d) add to the conditions set forth in Section 15—“Conditions of the Offer,” (e) extend the Offer, except as set forth in the Merger Agreement, and (f) otherwise amend the Offer in a manner materially adverse to Enpath’s shareholders.

The Offer is subject to the conditions set forth in Section 15—“Conditions of the Offer,” which include, among other things, satisfaction of the Minimum Condition and any waiting periods or approvals under applicable antitrust laws having expired, been terminated or obtained. We believe the minimum number of Shares that must be tendered in order to achieve the Minimum Condition is approximately 3,577,939. As of April 28, 2007, the Company’s directors beneficially owned 228,710 Shares (excluding 331,000 Shares issuable upon exercise of outstanding options), representing approximately 3.2% of the Company’s issued and outstanding Shares on a fully diluted basis. Such directors have agreed to tender their Shares into the Offer pursuant to the Support Agreement. Limited and the Purchaser do not own any Shares. Greatbatch, in addition to the Shares it may be deemed to beneficially own as a result of the Support Agreement, owns 25,753 Shares which it may, in its sole and absolute discretion, contribute to Limited or the Purchaser for the purpose of satisfying the Minimum Condition. See Section 13—“Transaction Documents.”

If any condition to the Offer is not satisfied on or prior to an Expiration Date, subject to the terms and conditions contained in the Merger Agreement and the applicable rules and regulations of the SEC, we (i) are not required to accept for payment or pay for any tendered Shares, (ii) may delay the acceptance for payment of, or the payment for, any tendered Shares, (iii) may terminate or amend the Offer as to Shares not then paid for, and (iv) may, and expressly reserve the right to, waive such condition (other than the Minimum Condition) and purchase all Shares validly tendered prior to the Expiration Date and not withdrawn.

Except as set forth above, and subject to the terms and conditions contained in the Merger Agreement and the applicable rules and regulations of the SEC, we expressly reserve the right to increase the Offer Price or amend the Offer in any respect. If we change the percentage of Shares being sought or change the consideration to be paid for Shares pursuant to the Offer and the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such change is first published, sent or given in the manner specified below, the Offer shall be extended until the expiration of such period of ten business days. If we make any other material change in the terms of or information concerning the Offer or waive a material condition of the Offer, we will extend the Offer, if required by applicable law, for a period sufficient to allow you to consider the amended terms of the Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer and that the waiver of a condition is a material change in the terms of an offer. The release states that an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow adequate dissemination and investor response. For purposes of this Offer to Purchase, “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

If we extend the Offer, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as provided in Section 4—“Withdrawal Rights.” Our reservation of the right to delay acceptance for payment of or payment for Shares is subject to applicable law, which requires that we pay the consideration offered or return the Shares deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof, such announcement to be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date.

After the expiration of the Offer and acceptance of the Shares tendered in the Offer and not withdrawn, we may, but are not obligated to, include one or more subsequent offering periods to permit additional tenders of Shares (a “Subsequent Offering Period”) if, as of the commencement of each such period, there shall not have been validly tendered and not withdrawn pursuant to the Offer and any prior Subsequent Offering Period that number of Shares necessary to permit the Merger to be effected without a meeting of shareholders, in accordance with 302A.621 of the MBCA. Pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we may include any Subsequent Offering Period so long as, among other things, (i) the Offer remains open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are satisfied or waived by us on or before the Expiration Date, (iii) we accept and promptly pay for all Shares validly tendered during the Offer, (iv) we announce the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date and immediately begin the Subsequent Offering Period and (v) we immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. In addition, we may extend any initial Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Period (including extensions thereof) is no more than 20 business days. No withdrawal rights apply to Shares tendered in any Subsequent Offering Period, and no withdrawal rights apply during any Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment. The same price paid in the Offer will be paid to shareholders tendering Shares in a Subsequent Offering Period, if one is included.

We do not currently intend to include a Subsequent Offering Period, although we reserve the right to do so. If we elect to include or extend any Subsequent Offering Period, we will make a public announcement of such inclusion or extension no later than 9:00 A.M., New York City time, on the next business day after the Expiration Date or date of termination of any prior Subsequent Offering Period.

In connection with the Offer, the Company has provided us with mailing labels and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.    Acceptance for Payment; Payment.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay for all Shares validly tendered before the Expiration Date and not withdrawn promptly after the later of the Expiration Date and the satisfaction or waiver of all conditions that are dependent upon the receipt of governmental approvals set forth in Section 15—“Conditions of the Offer.” Subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we reserve the right, in our reasonable discretion and subject to applicable law, to delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer that are dependent upon the receipt of governmental approvals. If we increase the consideration to be paid for Shares pursuant to the Offer, we will pay such increased consideration for all Shares purchased pursuant to the Offer.

We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility (as defined in Section 3—“Procedure for Tendering Shares”)), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and (iii) any other required documents. For a description of the procedure for tendering Shares pursuant to the Offer, see Section 3—“Procedure for Tendering Shares.” Accordingly, payment may be made to tendering shareholders at different times if delivery of the Shares and other required documents occurs at different times. Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment.

For purposes of the Offer, we shall be deemed to have accepted for payment tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer or prejudice your rights to receive payment for Shares validly tendered and accepted for payment.

If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), without expense to you, promptly following the expiration or termination of the Offer.

3.    Procedure for Tendering Shares.

Valid Tender of Shares. To tender Shares pursuant to the Offer, either (i) the Depositary must receive at one of its addresses set forth on the back cover of this Offer to Purchase (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal and (b) certificates for the Shares to be tendered or delivery of such Shares pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery including an Agent’s Message (as defined below)

if the tendering shareholder has not delivered a Letter of Transmittal), in each case by the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your option and risk and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Date.

The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that (i) you own the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, (ii) the tender of such Shares complies with Rule 14e-4 under the Exchange Act and (iii) you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer. Shareholders tendering their Shares according to the guaranteed delivery procedures set forth under Section 3—“Procedure for Tendering Shares” may do so using the Notice of Guaranteed Delivery circulated herewith.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the “Book-Entry Transfer Facility”) within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, the Letter of Transmittal (or facsimile thereof) properly completed and duly executed together with any required signature guarantees or an Agent’s Message and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the guaranteed delivery procedure described below must be complied with. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary. “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each an “Eligible Institution”), unless (i) the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Date or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

(i)	such tender is made by or through an Eligible Institution;

(ii)	a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us is received by the Depositary (as provided below) by the Expiration Date; and

(iii)	the certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) together with any required signature guarantee or an Agent’s Message and any other required documents, are received by the Depositary within three Nasdaq Stock Market (“Nasdaq”) trading days after the date of execution of the Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Backup Withholding. Under the U.S. federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or otherwise establish an exemption. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed Form W-8BEN Certificate of Foreign Status (or other applicable Form W-8) before receipt of any payment in order to avoid backup withholding.

Appointment of Proxy. By executing a Letter of Transmittal, you irrevocably appoint our designees as your proxies in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after May 8, 2007). All such proxies are irrevocable and coupled with an interest in the tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares. Upon such acceptance for payment, all prior proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given (and, if previously given, will cease to be effective). Our designees will be empowered to exercise all your voting and other rights as they, in their reasonable discretion, may deem proper at any annual, special or adjourned meeting of the Company’s shareholders. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, we or our designee must be able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of shareholders).

The foregoing proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of the Company’s shareholders.

Determination of Validity. We will determine, in our reasonable discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

4.    Withdrawal Rights.

You may withdraw any tenders of Shares made pursuant to the Offer at any time before the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after July 6, 2007, unless such Shares have been accepted for payment as provided in this Offer to Purchase. If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the

Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4.

For your withdrawal to be effective, a written or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder (if different from that of the tendering shareholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—“Procedure for Tendering Shares” at any time before the Expiration Date.

If we include any Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares tendered in such Subsequent Offering Period and no withdrawal rights apply during such Subsequent Offering Period with respect to Shares previously tendered in the Offer and accepted for payment.

We will determine, in our reasonable discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination shall be final and binding. None of the Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.    Certain Tax Considerations.

The U.S. federal income tax discussion set forth below is included for general information only and is based upon present law. Due to the individual nature of tax consequences, we recommend that you consult your tax advisors as to the specific tax consequences to you of the Offer, including the effects of applicable state, local and other tax laws. The following discussion may not apply to certain shareholders. For example, the following discussion may not apply to you if you acquired your Shares pursuant to the exercise of stock options or other compensation arrangements with the Company, you are not a citizen or resident of the United States or you are otherwise subject to special tax treatment under the Internal Revenue Code of 1986, as amended.

Your sale of Shares pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. In general, if you tender Shares pursuant to the Offer, you will recognize gain or loss equal to the difference between the tax basis of your Shares and the amount of cash received in exchange therefor. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) sold pursuant to the Offer. Such gain or loss will be capital gain or loss if you hold the Shares as capital assets and will be long-term capital gain or loss if your holding period for the Shares is more than one year as of the date of the sale of such Shares.

A shareholder whose Shares are purchased in the Offer may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—“Procedure for Tendering Shares.”

6.    Price Range of Shares; Dividends.

The Shares are traded on Nasdaq under the symbol NPTH. The following table sets forth for the periods indicated the high and low sales prices per Share on Nasdaq as reported in published financial sources:

2005	High	Low
Fourth Quarter	$8.95	$6.87
Third Quarter	$8.15	$5.31
Second Quarter	$8.60	$5.38
First Quarter	$10.99	$7.49

2006	High	Low
Fourth Quarter	$14.58	$9.06
Third Quarter	$11.72	$9.10
Second Quarter	$13.00	$9.70
First Quarter	$10.36	$8.35

From January 1, 2007 through April 27, 2007, the high and low sales prices per share were $14.50 and $9.67, respectively.

If we acquire control of the Company, we currently intend that no dividends will be declared on the Shares prior to the acquisition of the entire equity interest in the Company.

On April 27, 2007, the last full trading day before the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares as reported on Nasdaq was $11.13 per Share. Please obtain a recent quotation for your Shares prior to deciding whether or not to tender.

7.	Possible Effects of the Offer on the Market for the Shares; Stock Quotation; Registration under the Exchange Act; Margin Regulations.

Possible Effects of the Offer on the Market for the Shares. If the Merger is consummated, shareholders not tendering their Shares in the Offer (other than Limited, the Purchaser and those properly exercising their dissenters’ rights) will receive cash in an amount equal to the price per Share paid in the Offer. Therefore, if the Merger takes place, the only differences between tendering and not tendering Shares in the Offer is that tendering shareholders will be paid earlier and will not be entitled to dissenters’ rights. If, however, the Merger does not take place and the Offer is consummated, the number of shareholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by the public shareholders. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer.

Stock Quotation. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in Nasdaq. If, as a result of the purchase of Shares pursuant to the Offer, the Shares no longer meet the criteria for continuing inclusion in Nasdaq, the market for the Shares could be adversely affected. If, as a result of the purchase of the Shares pursuant to the Offer, the Shares no longer meet Nasdaq’s standards, the quotations on Nasdaq may be discontinued. In the event the Shares were no longer quoted on Nasdaq, quotations might still be available from other sources. The extent of the public market for the Shares and availability of such quotations would, however, depend upon such factors as the number of holders and/or the aggregate market value of the publicly held Shares at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

Registration under the Exchange Act. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to shareholders and to the SEC and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement to furnish a proxy statement pursuant to Section 14(a) in connection with a shareholders’ meeting and the related requirement to furnish an annual report to shareholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions, no longer applicable to the Shares. Furthermore, “affiliates” of the Company and persons holding “restricted securities” of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing or Nasdaq reporting. We intend to seek to cause the Company to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for loans made by brokers.

8.    Certain Information Concerning the Company.

The information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. None of Greatbatch, Limited, the Purchaser, the Information Agent, the Dealer Manager, or the Depositary can take responsibility for the accuracy or completeness of the information contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Greatbatch, Limited, the Purchaser, the Information Agent, the Dealer Manager or the Depositary.

General. The Company is a Minnesota corporation with its principal executive offices located at 2300 Berkshire Lane North, Plymouth, Minnesota. The Company’s telephone number is (763) 951-8181. The Company is a medical products company engaged in designing, developing, manufacturing and marketing single use medical device products for the cardiac rhythm management, neuromodulation and interventional radiology markets. The Company also manufactures medical devices and components for medical product companies on a contract basis.

Additional Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549, or free of charge at the Web site maintained by the SEC at http://www.sec.gov.

9.    Certain Information Concerning the Purchaser, Limited and Greatbatch.

We are a Minnesota corporation incorporated on April 27, 2007, with principal executive offices at 9645 Wehrle Drive, Clarence, New York 14031. The telephone number of our principal executive offices is (716) 759-5600. To date, we have engaged in no activities other than those incident to our formation and the commencement of the Offer. We are a direct wholly-owned subsidiary of Limited.

Limited is a New York corporation incorporated on February 5, 1970, with principal executive offices at 9645 Wehrle Drive, Clarence, New York 14031. The telephone number of Limited’s principal executive offices is (716) 759-5600. Limited was initially formed to develop, produce and market batteries for pacemakers. Limited is an indirect wholly-owned subsidiary of Greatbatch.

Greatbatch is a Delaware corporation incorporated in 1997, with principal executive offices at 9645 Wehrle Drive, Clarence, New York 14031. The telephone number of Greatbatch’s principal executive offices is (716) 759-5600. Greatbatch was initially formed in connection with the 1997 leveraged buyout of Limited and is a holding company.

Greatbatch, through its direct and indirect subsidiaries, is a leading developer and manufacturer of batteries, capacitors, feedthroughs, enclosures, and other components used in implantable medical devices (“IMDs”) through its implantable medical components business. It offers technologically advanced, highly reliable and long lasting products for IMDs and enables its customers to introduce IMDs that are progressively smaller, longer lasting, more efficient and more functional. Greatbatch also leverages its core competencies in technology and manufacturing through its electrochem commercial power business to develop and produce cells and battery packs for commercial applications that demand high performance and reliability, including oil and gas exploration, pipeline inspection, telematics, oceanographic equipment, seismic, communication, military and aerospace applications.

The name, business address, current principal occupation or employment, five year material employment history and citizenship of each director and executive officer of the Purchaser, Limited and Greatbatch, and certain other information, are set forth on Annex I hereto.

Except as set forth on Annex II to this Offer to Purchase: (i) none of Greatbatch, Limited and the Purchaser, and to Greatbatch’s, Limited’s and the Purchaser’s knowledge, the persons listed in Annex I hereto or any associate or majority owned subsidiary of Greatbatch, Limited, and the Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; (ii) none of Greatbatch, Limited, the Purchaser and, to Greatbatch’s, Limited’s and Purchaser’s knowledge, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (iii) none of Greatbatch, Limited and the Purchaser and, to Greatbatch’s, Limited’s and the Purchaser’s knowledge, the persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between Greatbatch, Limited, the Purchaser, their subsidiaries or, to Greatbatch’s, Limited’s and the Purchaser’s knowledge, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between Greatbatch, Limited, the Purchaser, their subsidiaries or, to Greatbatch’s, Limited’s and the Purchaser’s knowledge, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information. Greatbatch is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Greatbatch is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with Greatbatch. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in Section 8—“Certain Information Concerning the Company.”

10.    Source and Amount of Funds.

We estimate that we will need approximately $96.6 million to purchase all of the Shares pursuant to the Offer, complete the Merger, and pay all related fees and expenses. As of March 30, 2007, Greatbatch and its direct and indirect subsidiaries had cash and cash equivalents and short term investments available for sale in the amount of approximately $225.7 million. Greatbatch and Limited will contribute or otherwise cause funds to be advanced to enable us to consummate the Offer. The Offer is not subject to a financing condition.

11.    Background of the Offer; Past Contacts or Negotiations with the Company.

In connection with Greatbatch’s long-term strategic growth plans, its management considers and evaluates potential acquisition candidates regularly using publicly available information. Generally, these candidates are evaluated based on their potential to provide Greatbatch with revenue diversification as well as complementary product lines.

In late August 2006, Anthony W. Borowicz, Greatbatch’s Treasurer and Director of Investor Relations, contacted the Company and expressed Greatbatch’s interest in meeting to discuss potential shared business opportunities.

On September 7, 2006, Mr. Borowicz and Scott Horrigan, a business development analyst with Greatbatch, met with John C. Hertig, the Company’s Chief Executive Officer, to open discussions regarding potential business opportunities.

On October 2, 2006, Greatbatch entered into a confidentiality agreement with the Company.

In the first week of October 2006, Thomas J. Hook, Greatbatch’s President and Chief Executive Officer, contacted James D. Hartman, the Company’s Chairman, and informed him that Greatbatch was interested in meeting regarding a possible business combination.

On October 10, 2006, Mr. Hook and Thomas J. Mazza, Greatbatch’s Senior Vice President and Chief Financial Officer, met for dinner in Minneapolis with Messrs. Hertig, Hartman, Scott P. Youngstrom, the Company’s Chief Financial Officer and Steven D. Mogensen, the Company’s Vice President of Sales and Marketing, and discussed their companies’ respective businesses, strategic directions, and related matters.

On October 11, 2006, Messrs. Hook, Mazza, Borowicz and Horrigan met with Messrs. Hartman, Hertig, Youngstrom, Mark C. Kraus, the Company’s General Manager, and other officers of the Company to discuss their respective businesses and the opportunity for a business combination. At the end of this meeting, the Company agreed to provide Greatbatch with financial information, including projected financial information, on which Greatbatch could base an offer for the Company.

On October 27, 2006, Greatbatch entered into a second, more detailed confidentiality agreement with the Company that offered the Company additional protection.

On November 5, 2006, Messrs. Borowicz and Horrigan met with Messrs. Hertig and Youngstrom at the Company’s offices and expressed Greatbatch’s preliminary interest in an acquisition of the Company. At the meeting, the Company provided its five-year projected financial information.

Later in November 2006, Messrs. Borowicz and Horrigan called Messrs. Hertig and Youngstrom to convey Greatbatch’s preliminary interest in a possible business combination at an enterprise value for the Company of between $75 million and $85 million. On the call, Mr. Hertig identified two potential new business opportunities that could positively impact Enpath’s performance. The parties agreed that because of year-end business demands, further discussions would resume in the beginning of the next year.

On January 10, 2007, Messrs. Borowicz and Horrigan met with Messrs. Hertig, Mogensen and Youngstrom and other officers of the Company at the Company’s offices and were provided updated Company financial projections and additional information regarding the two new business opportunities. Messrs. Borowicz and Horrigan agreed to provide the Company with Greatbatch’s updated preliminary valuation of the Company.

On January 17, 2007, Mr. Hook met with Messrs. Hartman and Hertig and discussed Greatbatch’s interest in a possible acquisition of the Company. Messrs. Hartman and Hertig indicated that the Company would be interested in reviewing the terms of such a proposal. Mr. Hook requested that Mr. Hertig review Greatbatch’s financial model on the Company and revise it as appropriate based on the Company’s expected financial performance.

On February 13, 2007, the Company provided Greatbatch with the results of its review of the Greatbatch financial model.

On February 20, 2007, Greatbatch delivered a non-binding letter of interest to the Company indicating that Greatbatch would be interested in pursuing discussions regarding an all-cash acquisition at a Company enterprise value of between $85 million and $90 million. Later that day, Mr. Hook called Mr. Hartman, who stated that he would discuss the letter of interest with the Company Board.

On February 23, 2007, the Company Board discussed Greatbatch’s letter of interest and established a three-person Negotiating Committee of the Company.

At Greatbatch’s board of directors meeting on March 5 and 6, 2007, management of Greatbatch presented the directors with information regarding the Company and the terms of a possible acquisition, including an analysis of the Company’s financial prospects, opportunities for growth, and a competitive analysis. The board of directors authorized Greatbatch management to continue discussions with the Company.

On March 13, 2007, Mr. Hook spoke with Mr. Hartman, who indicated that the Company was interested in continuing discussions with Greatbatch and requested that a more protective confidentiality agreement be put in place.

On March 15, 2007, Greatbatch entered into a third confidentiality agreement with the Company that superseded the previous two agreements and contained terms that more specifically addressed information to be exchanged and issues arising in connection with a possible business combination. Later that day, Mr. Hook spoke with Mr. Hartman regarding the commencement of due diligence.

On March 23, 2007, Greatbatch and its attorneys, accountants and investment bankers commenced their formal due diligence review of the Company.

On April 3, 2007, Messrs. Hook, Mazza, Borowicz, Timothy G. McEvoy, Greatbatch’s Vice President and General Counsel, a representative of Hodgson Russ LLP, Greatbatch’s outside legal counsel, representatives of Banc of America Securities LLC and representatives of Pricewaterhouse Coopers LLP met with Messrs. Hartman, Hertig and other senior officers of the Company, representatives of Greene Holcomb & Fisher LLC, the Company’s financial adviser, and a representative of Lindquist & Vennum, P.L.L.P., its outside legal counsel. The Company provided a review of its products and markets, operations, financial performance, growth opportunities and strategic outlook. Following that presentation, Mr. Hook spoke with Mr. Hartman and indicated that Greatbatch believed that a business combination could result in a number of important mutual benefits, including opportunities to leverage the companies’ respective technologies, research and development, operations and sales.

On April 3, 2007, Hodgson Russ delivered a first draft of a merger agreement to the Company and Lindquist & Vennum.

Between April 3 and April 26, 2007, Greatbatch and its representatives conducted due diligence via a virtual data room established for the due diligence review, in-person visits to the Company’s headquarters in Minneapolis, and through telephonic conference calls with Company management.

On April 13, 2007, Greatbatch delivered to the Company a verbal indication of interest to acquire the Company for a purchase price per share of $12.40.

On April 13, 2007, the Company’s Negotiating Committee met to consider the Greatbatch offer and other indications of interest the Company had received.

On April 14, 2007, Mr. Hook spoke with Mr. Hartman regarding Greatbatch’s indication of interest and the purchase price offered. Mr. Hook stressed Greatbatch’s ability to fund the purchase price from available cash on hand and willingness to proceed quickly.

On April 15, 2007, Mr. Hook and Mr. Hartman spoke and continued their discussions regarding the purchase price. Mr. Hartman confirmed that the Company had solicited and received other indications of interest and that Greatbatch’s offer was lower than those other indications. Mr. Hartman advised Mr. Hook that the Company Board would require a significant increase in the offered purchase price in order to authorize termination of discussions with other potential acquirors.

On April 16, 2007, the Company Board met to discuss the offers that had been received, including the Greatbatch offer.

On April 17, 2007, Mr. Hook and Mr. Hartman spoke, and Mr. Hartman requested that Greatbatch raise its offer. Later that day, Greatbatch submitted a revised offer to acquire the Company for a purchase price per share of $14.25, subject to execution of a definitive merger agreement. The offer was conditioned on the Company agreeing to an exclusivity period of 14 days during which the parties would negotiate the terms of the definitive agreement. The Company verbally agreed to the revised offer and the exclusivity period on the evening of April 17, and counter-executed Greatbatch’s revised offer letter on the morning of April 18.

On April 19, 2007, Hodgson Russ delivered a revised draft of a merger agreement to the Company and Lindquist & Vennum.

On April 20, 2007, the Company Board met to consider an indication of interest from another bidder that had been received after the start of Greatbatch’s exclusivity period.

Between April 19 and April 27, 2007, Hodgson Russ and Lindquist & Vennum negotiated the terms of the merger agreement and other related agreements, including a proposed tender and support agreement with the Company’s executive officers and directors. During these negotiations, Lindquist & Vennum delivered comments on the merger agreement, principally seeking enhanced certainty that Greatbatch would be required to complete the transaction and to provide the Company Board with greater flexibility to exercise its fiduciary duties and consider unsolicited competing proposals for the acquisition of the Company. Hodgson Russ responded to these comments and principally sought to ensure that the termination fee provided for under the merger agreement would be payable whether or not an unsolicited competing offer for the Company resulted in a completed transaction.

On April 24, 2007, the Company Board met to review Greatbatch’s offer and the offer of the competing bidder and authorized Mr. Hartman to attempt to negotiate a higher price with Greatbatch.

On April 26, 2007, Greatbatch’s board of directors held a special meeting to review and discuss the terms of the proposed merger agreement, including the Offer. The Greatbatch board authorized the officers of Greatbatch to finalize and execute a definitive merger agreement substantially on the terms presented, but with some limited flexibility to increase the per share purchase price.

After the close of business on April 26, 2007, Mr. Hook contacted Mr. Hartman to inform him that the Greatbatch board had approved the terms of the merger agreement, subject to favorable resolution of the open issues. Mr. Hook and Mr. Hartman then discussed the remaining open issues. Mr. Hartman insisted that in order to agree to the proposed merger agreement terms regarding payment of a termination fee, the Company would require that the per share purchase price be increased. Later in the day on April 26, 2007, Mr. Hook contacted Mr. Hartman. They agreed that the per share purchase price would be increased to $14.38 in exchange for acceptance of Greatbatch’s proposed termination fee provisions.

On April 27, 2007, the Company Board met and unanimously approved the merger agreement at a price of $14.38 per share.

Following the Company Board meeting, Mr. Hartman and Mr. Hook discussed the terms of the proposed tender and support agreement and agreed that it would cover Mr. Hartman, Mr. Hertig and the other members of the Company Board.

On Saturday, April 28, 2007, Hodgson Russ and Lindquist & Vennum finalized the merger agreement and the disclosure schedules thereto, and the tender and support agreement. Limited, the Purchaser and the Company thereupon executed the merger agreement and Limited, the Purchaser and Messrs. Hertig and Hartman and the other directors of the Company executed the tender and support agreement.

On Monday, April 30, 2007, Greatbatch and the Company issued a joint press release announcing the execution of the merger agreement. Later that same day, Greatbatch and the Company held a joint conference call to discuss the proposed transaction.

The portions of the transaction set forth above that relate solely to meetings of the Company Board are based on statements made by the Company in the Company’s Schedule 14D-9, and have not been independently verified by the Purchaser, Limited or Greatbatch and none of the Purchaser, Limited or Greatbatch takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Greatbatch or its affiliates or representatives did not participate.

12.     Purpose of the Offer; Plans for the Company; Approval of the Merger; Dissenters’ Rights

Purpose of the Offer. The purpose of the Offer is to enable the Purchaser to acquire control of, and the entire equity interest in, Enpath. The Offer is being made according to the Merger Agreement and is intended as a first step for Purchaser to complete the acquisition of Enpath. The purpose of the Merger is to acquire all issued and outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to ensure the acquisition by Purchaser of all issued and outstanding Shares.

If the Merger is completed, the Purchaser, a wholly-owned subsidiary of Limited, will acquire 100% of the equity interests in Enpath, and will be entitled to all of the benefits resulting from that interest. These benefits include complete control of Enpath and entitlement to any increase in its value. Similarly, the Purchaser would also bear the risk of any losses incurred in the operation of Enpath and any decrease in the value of Enpath.

Enpath shareholders who sell their Shares in the Offer will cease to have any equity interest in Enpath and to participate in any future growth in Enpath. If the Merger is completed, the current shareholders of Enpath will no longer have an equity interest in Enpath and instead will have only the right to receive cash consideration according to the Merger Agreement or, to the extent shareholders are entitled to dissenters’ rights under the MBCA, the amounts to which such shareholders are entitled under the MBCA. See Section 13—“Transaction

Documents.” Similarly, the current shareholders of Enpath will not bear the risk of any decrease in the value of Enpath after selling their Shares in the Offer or the Merger.

Plans for Enpath. Except as disclosed in this Offer to Purchase, neither Limited nor the Purchaser has any present plan or proposal that would result in the acquisition by any person of additional securities of Enpath, the disposition of securities of Enpath, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Enpath, or the sale or transfer of a material amount of assets of Enpath. After the purchase of the Shares in the Offer, Limited will be entitled to designate its representatives to the board of directors of Enpath in proportion to Purchaser’s ownership of the outstanding Shares, as described below under the caption “Enpath’s Board of Directors” in Section 13—“Transaction Documents.” After completion of the Offer and the Merger, Enpath will be a wholly-owned subsidiary of Limited. After completion of the Offer and the Merger, the reconstituted Enpath board of directors expects to work with Enpath’s management to evaluate and review Enpath and its business, assets, corporate structure, operations, properties and strategic alternatives, and to integrate Enpath into Limited’s business units and market units. As a result of this review and integration, it is possible that Limited could implement changes to Enpath’s business or capitalization that could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations. Limited and, after completion of the Offer and the Merger, the reconstituted Enpath board of directors, reserve the right to change their plans and intentions at any time, as they deem appropriate.

If the Purchaser does not acquire sufficient Shares in the Offer, including any Subsequent Offering Period, to complete the Merger under the “short-form” provisions of the MBCA, it expects to acquire additional Shares by exercising the Top-Up Option, subject to the limitations set forth in the Merger Agreement.

Approval of the Merger. Under the MBCA, the approval of the Company Board is, and the affirmative vote of the holders of a majority of the Shares entitled to vote may be, required to approve and adopt the Merger Agreement and the transactions contemplated thereby including the Merger following consummation of the Offer. The Company Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the “short-form” merger provisions under the MBCA described below, the only remaining required corporate action of the Company is the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the Shares. If shareholder approval for the Merger is required, Purchaser intends to cause the Company Board to set the record date for the shareholder approval for a date as soon as practicable after the consummation of the Offer. Accordingly, if the Minimum Condition is satisfied, Purchaser and Limited will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other shareholders.

Dissenters’ Rights. No rights to seek to obtain the “fair value” of their Shares are available to shareholders in connection with the Offer. However, if the Merger is consummated, a shareholder who has not tendered his or her Shares in the Offer will have certain rights under Sections 302A.471 and 302A.473 of the MBCA to dissent from the Merger and obtain payment in cash for the “fair value” of their Shares. Those rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (immediately prior to the effective time of the Merger) required to be paid in cash to dissenting shareholders for their Shares. Any such judicial determination of the fair value of the Shares would not necessarily include any element of value arising from the accomplishment or expectation of the Merger and could be based upon considerations other than or in addition to the consideration per share to be paid in the Merger and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the price per Share paid pursuant to the Offer or consideration per Share payable in the Merger. Moreover, we may argue in such a judicial proceeding that, for purposes of such proceeding, the fair value of the Shares is less than the price per Share paid pursuant to the Offer or consideration per Share payable in the Merger. Under subdivision 4 of Section 302A.471 of the MBCA, a shareholder’s rights with respect to the Merger are limited to the dissenters’ rights provided under Sections 302A.471 and 302A.473 of the MBCA. A shareholder has no right, at law or in equity, to set aside the approval of the Merger or the consummation of the Merger, unless such adoption or consummation was fraudulent with respect to such shareholder or the Company. Any Shares which are issued and outstanding immediately prior to the effective time of the Merger and which are held by a holder who has not voted such Shares in favor of the Merger and who has properly exercised dissenters’ rights with respect to such Shares in accordance with the MBCA (including Sections 302A.471 and 302A.473 thereof) and, as of the effective time of the Merger, has neither effectively withdrawn nor otherwise lost for any reason its right to exercise such dissenters’ rights, will not be converted into or represent a right to receive the consideration payable in the Merger. The holders of dissenting shares will be entitled to only such rights as are granted by Section 302A.471 of the MBCA. If any shareholder who asserts dissenters’ rights with respect to its Shares under the MBCA effectively withdraws or otherwise loses for any reason (including failure to perfect) dissenters’ rights, then as of the effective time of the Merger or the occurrence of such event, whichever occurs later, such holder’s Shares will automatically be cancelled and converted into and represent only the right to receive the consideration payable in the Merger, without interest, upon surrender of the certificate or certificates formerly representing the dissenting shares.

THE PRESERVATION AND EXERCISE OF DISSENTERS’ RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE MBCA. FAILURE TO FULLY AND PRECISELY FOLLOW THE STEPS REQUIRED BY SECTIONS 302A.471 AND 302A.473 OF THE MBCA FOR THE PERFECTION OF DISSENTERS’ RIGHTS WILL RESULT IN THE LOSS OF THOSE RIGHTS. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING SHAREHOLDERS UNDER THE MBCA IS NOT A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY DISSENTERS’ RIGHTS AVAILABLE UNDER THE MBCA AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MBCA.

DISSENTERS’ RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO SHAREHOLDERS IF THE MERGER IS CONSUMMATED. SHAREHOLDERS WHO WILL BE ENTITLED TO DISSENTERS’ RIGHTS IN CONNECTION WITH THE MERGER WILL RECEIVE ADDITIONAL INFORMATION CONCERNING DISSENTERS’ RIGHTS AND THE PROCEDURES TO BE FOLLOWED IN CONNECTION THEREWITH BEFORE SUCH SHAREHOLDERS HAVE TO TAKE ANY ACTION RELATING THERETO.

13.    Transaction Documents.

The Merger Agreement

The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which has been filed as Exhibit 2.1 to the Current Report on Form 8-K filed by Greatbatch on April 30, 2007 and is incorporated herein by reference. The following summary may not contain all of the information important to you. Capitalized terms used in the following summary and not otherwise defined in this Offer to Purchase have the meanings set forth in the Merger Agreement.

Explanatory Note Regarding Summary of Merger Agreement and Representations and Warranties in the Merger Agreement. This summary of the terms of the Merger Agreement is intended to provide information about the terms of the Merger. The terms and information in the Merger Agreement should not be relied on as disclosures about Greatbatch or the Company without consideration of the entirety of the public disclosure by Greatbatch or the Company as set forth in all of their respective public reports with the SEC. The terms of the Merger Agreement (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the Merger. In particular, the representations and warranties made by the parties to each other in the Merger Agreement have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the Merger if events or circumstances change or are different from those stated in the representations and warranties. Matters may change from the state of affairs contemplated by the representations and warranties. Greatbatch or the

Company will provide additional disclosure in their public reports to the extent that they are aware of the existence of any material facts that are required to be disclosed under federal securities law and that might otherwise contradict the terms and information contained in the Merger Agreement and will update such disclosure as required by federal securities laws.

The Offer. The Merger Agreement provides that the Offer will be conducted on the terms and subject to the conditions described in Section 1—“Terms of the Offer” and Section 15—“Conditions of the Offer.”

Merger. The Merger Agreement provides that following the satisfaction or waiver of the conditions described below under “Conditions to the Merger,” the Purchaser will be merged with and into the Company, and each then outstanding Share (other than dissenting Shares and Shares owned by Limited, the Purchaser or their respective affiliates), will be converted into the right to receive cash in an amount equal to the price per Share provided pursuant to the Offer (i.e., $14.38), without interest.

Treatment of Stock Options and Warrants in the Merger. The Merger Agreement provides that the Company shall take such action that, as of the effective time of the Merger, each option and warrant outstanding immediately prior to the effective time, whether or not then vested or exercisable, shall become fully vested and exercisable and may be exercised by the holder thereof; if not exercised by the effective time, such options and warrants shall be cancelled in exchange for the right to receive from the surviving corporation an amount in cash equal to the product of (i) as applicable, the excess, if any, of $14.38 over the per share exercise price of the warrants or options, multiplied by (ii) the number of Shares subject to such warrants or options.

Treatment of Shares Subject to Restricted Stock Grants in the Merger. The Merger Agreement provides that the Company shall take such action that, as of the effective time of the Merger, each outstanding restricted stock grant covering Shares that has not vested or is subject to repurchase or forfeiture will, immediately prior to the Merger, be cancelled in exchange for the right to receive from the surviving corporation $14.38 per share, without interest and less any required withholding taxes.

Board of Directors. The Merger Agreement provides that upon the acceptance for payment of, and payment by the Purchaser for, Shares equal to at least a majority of the outstanding Shares pursuant to the Offer, Limited will be entitled to designate such number of directors on the Company Board as will give it representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors elected pursuant to this provision) multiplied by (ii) the percentage that (a) the number of the Shares beneficially owned by Limited or us (including Shares accepted for payment pursuant to the Offer) bears to (b) the number of such Shares outstanding, and the Company will, at such time, cause Limited’s designees to be so elected or appointed to the Company Board. Until Limited and the Purchaser together acquire a majority of the outstanding Shares on a fully-diluted basis, the Company agrees to use its reasonable best efforts to ensure that all of the members of the Company Board and such committees and boards who are not employees or officers of the Company will remain members of the Company Board and such committees and boards. The Company has agreed to take all action necessary to cause Limited’s designees to be elected or appointed to the Company Board as provided above, including increasing the size of the Company Board or obtaining the resignation of current directors. The Company has also agreed to use its reasonable efforts to cause Limited’s designees to be proportionately represented on each committee of the Company Board. Subject to applicable law, the Company has agreed promptly to take all action requested by Greatbatch necessary to effect any such election or appointment, including mailing to its shareholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company has made such mailing with the mailing of the Schedule 14D-9.

Following the election or appointment of the Purchaser’s designees pursuant to provisions described in the preceding paragraph until the effective time of the Merger, the approval of a majority of the directors of the Company then in office who were not designated by Limited shall be required to authorize any termination of the

Merger Agreement by the Company, any amendment of the Merger Agreement, any extension of time for performance of any obligation or action by Limited or the Purchaser, and any waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of the Company.

The Merger Agreement further provides that the directors of the Purchaser immediately prior to the effective time of the Merger will be the directors of the surviving corporation in the Merger until their respective successors are duly elected and qualified.

Vote Required to Adopt Merger. The MBCA requires, among other things, that any plan of merger or consolidation of the Company must be, if the “short-form” merger procedure described below is not available, approved by the Company Board and approved and adopted by the affirmative vote of holders of a majority of the voting power of all Shares entitled to vote. The Company Board has approved the Merger Agreement, and the transactions contemplated thereby, including the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval and adoption of the Merger Agreement by the shareholders, as required, if such “short-form” merger procedure is not available. Under the MBCA, if shareholder adoption of the Merger Agreement is required in order to consummate the Merger, the vote required is the affirmative vote of the holders of a majority of the then outstanding Shares entitled to vote. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to a majority of the then outstanding Shares (which would be the case if the Minimum Condition were satisfied and the Purchaser were to accept for payment Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the affirmative vote of any other shareholder of the Company.

The MBCA also provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company and that subsidiary may merge without a vote of the shareholders of the parent or the subsidiary through a so-called “short form” merger. Accordingly, if, as a result of the Offer or otherwise, the Purchaser owns at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other shareholder of the Company. Pursuant to the Merger Agreement, the Company granted the Purchaser the Top-Up Option which, subject to the limitations described herein, permits but does not require Purchaser to purchase, at a price for $14.38 per Share (equal to the price per Share paid in the Offer), a number of Shares that, when added to the number of Shares directly or indirectly owned by Limited or the Purchaser at the time of exercise of the Top-Up Option would constitute at least one share more than 90% of the Shares then outstanding.

Conditions to the Merger. The Merger Agreement provides that the respective obligations of each party to effect the Merger is subject to the satisfaction or waiver of the following conditions: (i) if required by the MBCA, the Merger Agreement shall have been adopted by the affirmative vote of the holders of a majority of the Shares, (ii) each party shall have received all approvals from Governmental Entities (as defined in Section 15—“Conditions of the Offer”) required or mutually deemed necessary in connection with the transactions contemplated by the Merger Agreement and the Merger, all notice and waiting periods required in connection with such approvals shall have passed and all conditions contained in any such approval required to have been satisfied prior to consummation of such transactions have been satisfied; provided, however, that no such approval shall have imposed any condition or requirement that, in the reasonable opinion of the Purchaser, so materially and adversely affects the anticipated economic and business benefits to Purchaser of the Merger and the other transactions contemplated by the Merger Agreement as to render consummation of the Merger inadvisable, (iii) none of the parties shall be subject to any order of a court or agency prohibiting the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and (iv) the Purchaser shall have previously accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn, provided, that this clause (iv) shall not be a condition to the obligation of Limited or the Purchaser to consummate the Merger if the failure to satisfy such condition shall arise from their breach of any provision of the Merger Agreement.

Termination of the Merger Agreement. The Merger Agreement may be terminated and the Offer and Merger may be abandoned:

(i)	prior to the effective time, by written consent of Limited, the Purchaser and the Company;

(ii)	at any time on or prior to the consummation of the Offer, by Limited if the Company has, or by the Company if Limited or the Purchaser has, in any material respect, breached any agreement contained in the Merger Agreement that would, individually or in the aggregate, result in a failure of a condition (relating to the accuracy of the Company’s representations and warranties in the Merger Agreement or the Company’s compliance with its obligations under the Merger Agreement) if continuing on the expiration date of the Offer and such breach has not been cured or is not capable of being cured before the End Date; provided, however, that Limited may not terminate the Merger Agreement pursuant to this clause (ii) if such breach by the Company is cured before the End Date or if Limited has materially breached the Merger Agreement;

(iii)	by either Limited, Purchaser or the Company if at any time:

(a)	the Offer has not been consummated before the End Date or shareholder approval for the transactions contemplated by the Merger Agreement has not been obtained on or by November 1, 2007; provided, that the right to terminate the Merger Agreement pursuant to this clause (a) shall not be available to any party whose breach of any provision of the Merger Agreement results in the failure of the Offer to be consummated by the End Date or the shareholders to approve the transaction contemplated by the Merger Agreement by November 1, 2007; or

(b)	a governmental authority issues a final non-appealable order that makes acceptance for payment of, and payment for, Shares pursuant to the Offer or consummation of the Merger illegal or otherwise prohibited, or enjoins the Purchaser from accepting for payment of, and paying for, Shares pursuant to the Offer or the Company or Limited from consummating the Merger;

(iv)	by Limited, if prior to the acceptance for payment of Shares pursuant to the Offer:

(a)	an Adverse Recommendation Change (as defined below under “Nonsolicitation Obligations”) shall have occurred;

(b)	the Company shall have entered into, or publicly announced its intention to enter into, a binding definitive agreement relating to any Acquisition Proposal (as defined below);

(c)	a third party shall have commenced a tender or exchange offer for the Shares and the Company does not, within ten business days of the commencement of such offer, distribute a statement to shareholders disclosing the Company Board’s rejection of such offer;

(d)	an Acquisition Proposal is announced and the Company does not issue a press release in opposition to such proposal within ten business days of its announcement;

(e)	the Company Board fails to publicly and unanimously affirm on an unqualified basis that the Merger is in the best interests of shareholders within ten business days after Purchaser requests that such action be taken;

(f)	the Company does not file the Schedule 14D-9 as contemplated by the Merger Agreement; or

(g)	the Company or any of its representatives shall have willfully and materially breached any of its obligations described below under “Nonsolicitation Obligations”;

(v)

by the Company, if, prior to the acceptance for payment of the Shares under the Offer, the Company Board authorizes, subject to complying with the terms of the Merger Agreement, entering into a definitive agreement for a Superior Acquisition Proposal (as defined below under “Nonsolicitation Obligations”); provided that the Company shall have paid the Termination Fee (as defined below) as required by the Merger Agreement; and provided, further, that in the case of any termination by the Company, the Company gives Limited, prior to such termination, at least three business days written notice of its intent to terminate the Merger Agreement and to enter into a binding definitive agreement with respect to a Superior Acquisition Proposal, attaching the final version of such proposed definitive agreement, and within two business days of receipt of such notice, Limited has not made an offer that is determined by the Company Board in good faith, after considering the advice of its outside counsel and its financial advisor, to be at least as favorable to the shareholders as such Superior Acquisition Proposal; or

(vi) by the Company, if the Purchaser has (a) not commenced the Offer by May 8, 2007 or (b) failed to accept for payment and pay for the Shares as and when required pursuant to the Offer, unless such inaction shall have been caused by or resulted from the Company’s failure to perform, in any material respect, any of its agreements under the Merger Agreement or the Company’s material breach of any of its representations or warranties in the Merger Agreement.

Nonsolicitation Obligations. The Merger Agreement provides that the Company will not, nor will it authorize or permit any of its representatives to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined below) or any inquiries or the making of any proposal that would reasonably be expected to lead to any Acquisition Proposal, or, subject to the Company Board’s fiduciary duties described in the immediately following paragraph, (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company, afford access to the business, properties, assets, books or records of the Company, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any third party that is seeking to make, or has made, any Acquisition Proposal, (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, approve any transaction under, or any third party becoming an “interested shareholder” under Section 302A.011 Subd. 49 of the MBCA, or (iii) enter into any agreement in principle, a letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, or other contract relating to any Acquisition Proposal. Subject to the Company Board’s fiduciary duties described in the immediately following paragraph, the Company Board will not make, withdraw or modify in a manner adverse to Limited or the Purchaser the Company Board’s recommendation in favor of the Offer, or recommend an Acquisition Proposal, fail to recommend against acceptance of any tender offer or exchange offer for the Shares within ten business days after the commencement of such offer, or take any action or make any public statement inconsistent with the Company Board’s recommendation in favor of the Offer, or resolve or agree to take any such action (any of the foregoing actions, an “Adverse Recommendation Change”). The Company has agreed to, and to cause its representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to April 28, 2007 with respect to any Acquisition Proposal.

Notwithstanding the foregoing, prior to the acceptance for payment of Shares under the Offer (in the case of clauses (i) through (iii) below), the Company Board, directly or indirectly through any representative, may (i) engage in negotiations or discussions with any third party that, after the date of Merger Agreement, has made (and not withdrawn) a bona fide written Acquisition Proposal that the Company Board reasonably believes, after considering the advice of its outside legal counsel and a financial advisor, constitutes or would reasonably be expected to lead to a Superior Acquisition Proposal (as defined below), (ii) thereafter furnish to such third party non-public information relating to the Company pursuant to an executed confidentiality agreement with terms not materially less favorable to the Company than those contained in the Company’s confidentiality agreement with Limited and containing additional provisions that expressly permit the Company to comply with the terms of the non-solicitation provision of the Merger Agreement, (iii) following receipt of and on account of such Superior Proposal, make an Adverse Recommendation Change and/or (iv) take any non-appealable, final action that any court of competent jurisdiction orders the Company to take, but in each case referred to in the foregoing clauses (i) through (iii), only if the Company Board determines in good faith by a majority vote, after considering the advice of outside legal counsel to the Company, that it is necessary or appropriate to take such action to comply with its fiduciary duties under applicable law.

The Merger Agreement further provides that the Company will notify Limited promptly (but in no event later than 24 hours) after receipt by the Company or its representatives of any Acquisition Proposal or any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or for access to the business, properties, assets, books or records of the

Company by any third party that, to the knowledge of the Company, is seeking to make or has made after April 28, 2007, an Acquisition Proposal or any other inquiry that would reasonably be expected to lead to an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the third party making, and the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company is required as promptly as practicable to inform Limited of the status and details of any such Acquisition Proposal and to provide it with copies of all correspondence and of the written documents provided to the Company by the third party or provided by or on the behalf of the Company in connection with such Acquisition Proposal. The Company must also provide Limited with at least 48 hours prior notice of any meeting of the Company Board (or such lesser notice as is provided to the members of the Company Board) at which the Company Board is reasonably expected to consider any Acquisition Proposal. The Company is required promptly to provide Limited with any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party that was not previously provided to Limited.

The Merger Agreement defines “Acquisition Proposal” as (i) any proposal or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (ii) any proposal or offer for the issuance by the Company of over 10% of its equity securities as consideration for the assets or securities of another person, or (iii) any proposal or offer to acquire in any manner, directly or indirectly, over 10% of the equity securities or total assets of the Company, in each case, other than the Merger.

The Merger Agreement defines “Superior Acquisition Proposal” as any proposal made by a third party to acquire directly or indirectly more than 50% of the voting power of the equity securities of the Company then outstanding or all or substantially all of the assets of the Company, pursuant to a purchase, tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of all or substantially all of its assets or otherwise, which the Company Board determines in good faith, after consultation with Greene Holcomb & Fisher LLC or other independent financial advisor of nationally recognized reputation and consultation with outside legal counsel, to be (i) on terms more favorable from a financial point of view to the shareholders than the Offer, the Merger, and the other transactions contemplated by the Merger Agreement, taking into account all the terms and conditions of such proposal and the Merger Agreement (including any proposal by Limited to amend the terms of the transactions contemplated by the Merger Agreement), (ii) is not subject to any financing condition or, if financing is required, such financing is then fully committed to the third party or reasonably determined to be available by the Company’s Board, and (iii) reasonably capable of being completed, taking into account all financial, regulatory, legal, timing and other aspects of such proposal.

Fees and Expenses; Termination Fee. Except as provided below, all fees and expenses incurred in connection with the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, other than the filing fees required by the HSR Act which will be paid by the Purchaser.

If the Merger Agreement is terminated pursuant to paragraphs (iv) or (v) of “Termination of the Merger Agreement” above, then the Company shall pay $3 million (the “Termination Fee”) to the Purchaser (in immediately available funds), within 15 days of the occurrence of such termination.

Conduct of Business by the Company. The Merger Agreement provides that except for matters expressly contemplated thereby or as required by any Legal Requirement, from April 28, 2007 until the effective date of the Merger, the Company will conduct its business in the ordinary course consistent with past practice. The Company further agreed to use commercially reasonable efforts to preserve substantially intact its business organization, maintain in effect all of its governmental authorizations necessary for the conduct of its business as currently conducted, pay all applicable taxes when due and payable, operate its business in compliance in all material respects with applicable laws, use commercially reasonable effort to keep available the services of its present officers and employees, and to preserve the present relationships with its customers, clients, suppliers, and others having significant business relationships with it. The Company agreed in the Merger Agreement that except as otherwise provided therein (including the schedules thereto), it will not, do any of the following without prior written consent of Limited:

(i)	amend or propose to amend (a) its certificate of incorporation or bylaws or (b) the terms of any of its outstanding securities, or become a party to any business combination, recapitalization or similar transaction;

(ii)	(a) declare, set aside or pay any dividends on, or make any other distributions in respect of, its capital stock, (b) split, combine or reclassify any of its capital stock, or (c) purchase, redeem or otherwise acquire any of its capital stock;

(iii)	issue, sell, pledge, encumber or dispose of any shares of its capital stock, rights to acquire (whether by conversion, exchange or otherwise) shares of its capital stock, or other rights that are linked to the price of the Shares or any other Company securities;

(iv)	authorizing a complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(v)	incur any capital expenditures or any liabilities in respect thereof in excess of $100,000;

(vi)	acquire in any manner (a) any business or division thereof, or (b) any other assets other than purchases of equipment and supplies in the ordinary course of business consistent with past practice, in an amount not exceeding $100,000;

(vii)	transfer, lease, license, pledge, encumber or otherwise dispose of any of its assets or properties or cease to operate any assets except for sales of excess or obsolete inventory or used equipment in the ordinary course of business consistent with past practice;

(viii)	(a) adopt, enter into, terminate, amend, or increase the amount or accelerate the payment or vesting of any benefit or amount payable under any employee benefit plan or other arrangement for the benefit of any current or former director, officer or employee, (b) enhance in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (c) pay any benefit not provided for under any employee benefit plan as in effect on April 28, 2007, (d) grant any awards under any compensation plan, arrangement or employee benefit plan; (e) grant to any director, officer or employee any equity or similarly based award or remove any existing restrictions in any employee benefit plan, agreement or award, or (f) fund or otherwise secure the payment of compensation or benefits under any employee benefit plan or arrangement;

(ix)	except as required by law or GAAP, change any accounting principles, method or practices;

(x)	except for borrowings under the Company’s Revolving Credit and Term Loan Agreement dated as of October 17, 2003 with Marshall & Ilsley Bank, as amended, (a) repurchase, prepay or incur any indebtedness, (b) modify any material indebtedness or other liability in a manner that adversely affects Enpath, (c) become liable (whether directly, contingently or otherwise) for the obligations of any other person, or (d) make any loans, advances or capital contributions to, or investments in, any other person;

(xi)	amend, enter into or terminate any Material Contract (as defined in the Merger Agreement) or waive, release or assign material rights or claims thereunder;

(xii)	make or change any material tax election, consent to an extension of the statute of limitations for any open tax period, amend any material tax returns, or enter into any settlement or compromise of any tax liability of the Company in excess of $25,000;

(xiii)	(a) pay, discharge or settle, any proceeding or other litigation for an amount in excess of $25,000 individually or $50,000 in the aggregate, (b) waive, release, transfer or grant any right of material value other than in the ordinary course of business consistent with past practice, or (c) commence any material legal proceeding;

(xiv)	enter into any material agreement or arrangement with its officers, directors, employees or any affiliate;

(xv)	enter into any labor union contract applicable to the employees of the Company;

(xvi)	knowingly take any action (or omit to take any action) if such action (or omission) would, or would be reasonably likely to result in any representation and warranty of the Company set forth in the Merger Agreement becoming untrue in any material respect;

(xvii)	enter into any agreement, arrangement or contract to allocate, share or otherwise indemnify for taxes; or

(xviii)	authorize, resolve, commit or agree to take any action referred to in this section “Conduct of Business by the Company.”

Indemnification; Insurance. All rights to indemnification under the Company’s charter documents or other indemnification arrangements existing in favor of those persons who are or were directors or officers of the Company at or prior to April 28, 2007 shall survive the Merger and shall be observed by the surviving corporation to the fullest extent permitted by Minnesota law or other applicable law for six years from the effective time.

The Merger Agreement also provides that the surviving corporation shall, for six years following the Merger, either maintain the Company’s officers’ and directors’ liability insurance policy in effect as of April 28, 2007 (the “Existing Policy”), or purchase a director and officer “tail” policy to the Existing Policy provided, however, that (i) the surviving corporation may substitute one or more policies issued by an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the covered persons than the Existing Policy, and (ii) the surviving corporation shall not be required to pay annual premiums for the Existing Policy (or for any substitute policies) in excess of an amount which equals 250% of the last annual premium of the Existing Policy.

Required Efforts. Upon the terms and subject to the conditions set forth in the Merger Agreement, Limited, the Purchaser and the Company have agreed to use their commercially reasonable efforts to take, or cause to be taken, all actions, all things necessary, proper or advisable under the Merger Agreement and applicable Legal Requirements (as defined in Section 15—“Conditions of the Offer”) to consummate the transactions contemplated by the Merger Agreement, including preparing and filing as promptly as practicable with any Governmental Entity (as defined in Section 15—“Conditions of the Offer”) or other third party all documentation to effect all necessary filings, notices, applications and other documents, and obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Entity or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the Merger Agreement. Further, each of the Company, Limited and the Purchaser agreed to make the filing required under the HSR Act by May 11, 2007 and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, including, in the case of Limited, entering into any required settlement, undertaking, consent decree or stipulation with any governmental entity or implementing any required divestiture, hold separate or similar transaction with respect to any assets; provided, however, that Purchaser is not required to implement any required divestiture, hold separate or similar transaction with respect to any assets or agree to waive any substantial rights or to accept any substantial limitation on its operations or to dispose of any significant assets in connection with obtaining any such consent or authorization.

Limited and the Company have agreed to give prompt notice to the other upon (i) the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or non-occurrence has had or may have a Material Adverse Effect, and (ii) any material breach by a party to the Merger Agreement, or any officer, director, employee or agent of such party, of any covenant, condition or agreement to be complied with or satisfied by the Merger Agreement. Limited has also agreed to give the Company notice upon the occurrence or non-occurrence of any fact, event or circumstance whose occurrence or non-occurrence would be likely to cause any representation or warranty of Limited or the Purchaser contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time from April 28, 2007 to the date of the Merger.

Representations and Warranties. The Merger Agreement contains various customary representations and warranties.

Tender and Support Agreement

The following is a summary of the Support Agreement, a copy of which has been filed as Exhibit 2.2 to the Current Report on Form 8-K filed by Greatbatch on April 30, 2007, and is incorporated herein by reference. This summary is qualified in its entirety by reference to the Support Agreement.

Concurrently with entering into the Merger Agreement, Limited and the Purchaser entered into the Support Agreement with each of Messrs. Hertig, Hartman, Auth, Dale, Emola, Sauter and Schwarz who constitute all of the directors of the Company (collectively, the “Supporting Shareholders”). As of April 28, 2007, the Supporting Shareholders owned 228,710 Shares in the aggregate (excluding 331,000 Shares issuable upon exercise of outstanding options).

Pursuant to the Support Agreement, each of the Supporting Shareholders has agreed to tender, or cause the tender of, the outstanding Shares identified in the Support Agreement as owned by such Supporting Shareholder (the “Tendered Shares”) in the Offer promptly, but in any event no later than ten business days after the commencement of the Offer. Each Supporting Shareholder has agreed that once his Tendered Shares are tendered, he will not withdraw, and will not permit the withdrawal of, any of such Tendered Shares from the Offer, unless and until (i) the Offer shall have been terminated by the Purchaser in accordance with the terms of the Merger Agreement or (ii) the Support Agreement shall have been terminated in the manner described below.

The Support Agreement also provides that if any outstanding Shares owned by a Supporting Shareholder have not been previously accepted for payment and paid for by the Purchaser pursuant to the Offer, each Supporting Shareholder agrees to vote, or cause such Shares to be voted, in favor of the Merger and any other matter necessary for consummation of the transactions contemplated by the Merger Agreement and against any agreement or arrangement related to an Acquisition Proposal or any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company. Each Supporting Shareholder also agreed that he will not: (i) transfer, or dispose or enter into any agreement to transfer or dispose, his Shares, subject to exceptions described in the Support Agreement, (ii) enter into or otherwise subject his Shares to any voting agreement; or (iii) take any other action that would in any way restrict, limit or interfere with the performance of such Supporting Shareholder’s obligations under the Support Agreement or the transactions contemplated thereby.

The Support Agreement terminates upon the earlier of the effective time of the Merger or the termination of the Merger Agreement in accordance with its terms.

Confidentiality Agreement

On March 15, 2007, the Company and Greatbatch entered into a confidentiality agreement (the “Confidentiality Agreement”). Under the terms of the Confidentiality Agreement, the Company agreed to furnish Greatbatch, on a confidential basis, certain information concerning its business in connection with the evaluation of a possible business combination. Greatbatch agreed that it would use or disclose the information except in its evaluation of a potential business combination with the Company and would not disclose the fact that the information had been made available to it. The Confidentiality Agreement contains provisions restricting Greatbatch’s ability to solicit or hire employees, or contact customers, of the Company. The Confidentiality Agreement also contains a customary standstill provision restricting Greatbatch from acquiring securities or proposing a business combination or other change in control for a one year period without the Company’s approval. This summary is qualified in its entirety by reference to the Confidentiality Agreement, which is included as Exhibit (d)(3) to the Schedule TO, and is incorporated herein by reference.

14.    Dividends and Distributions.

As discussed in Section 13 above, pursuant to the Merger Agreement, without the prior approval of Limited or as otherwise contemplated in the Merger Agreement, the Company has agreed not to (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock, (ii) split, combine or reclassify any capital stock, (iii) issue or authorize the issuance of any securities, (iv) purchase, redeem or otherwise acquire any securities, or (v) take any action that would result in any amendment, modification or change of any term of, or material default under, any indebtedness.

15.    Conditions of the Offer.

Notwithstanding any other term of the Offer, subject to the terms and conditions of the Merger Agreement, the Purchaser shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, may delay the acceptance for payment of, or the payment for, any tendered Shares, and may terminate or amend the Offer as to Shares not then paid for, if at or prior to the Expiration Date, (i) the Minimum Condition shall not have been satisfied, (ii) the applicable waiting period (and any extension thereof) applicable to the transactions contemplated by the Merger Agreement (including the Offer and the Merger) under the HSR Act shall not have expired or been terminated, or (iii) any of the following conditions exists:

(a) a temporary restraining order, preliminary or permanent injunction or other writ, injunction, consent, or order, issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Offer or the Merger, other than the application of the waiting period provisions of the HSR Act is, in effect;

(b) there shall have been any action taken, or any applicable Legal Requirement (as defined below) shall have been enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Entity (as defined below), other than the application of the waiting period provisions of the HSR Act, which makes the consummation of the Offer or the Merger illegal;

(c) any of the representations and warranties of Enpath contained in the Merger Agreement, disregarding any materiality or Material Adverse Effect (as defined) qualifications contained in any such representation or warranty, shall not be true and correct in all respects when made or at any time prior to the consummation of the Offer as if made at and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only to be true in all respects as of such specified date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have a Material Adverse Effect and Limited shall have received a certificate signed by an executive officer of the Company on its behalf to the foregoing effect;

(d) the Company shall have breached or failed to perform in any material respect any of its agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the consummation of the Offer, or such breach or failure to perform shall not have been cured to the good faith satisfaction of Limited;

(e) any change or development shall have occurred and be continuing as of the expiration of the Offer that has had, individually or in the aggregate, a Material Adverse Effect;

(f) (1) an Adverse Recommendation Change shall have occurred and not been withdrawn, or (2) the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or contract (other than a confidentiality agreement contemplated by Section 6.2.2 of the Merger Agreement) relating to any Acquisition Proposal and such announcement shall not have been withdrawn and such letter, memorandum of understanding or contract shall remain in effect; or

(g) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Limited and the Purchaser and, subject to the terms and conditions of the Merger Agreement, may be waived by Limited or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Limited or the Purchaser. The failure by Limited or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The term “Governmental Entity” means any nation, state, municipality and any federal, state, local, foreign, provincial or supranational court or governmental agency, authority, instrumentality or regulatory body.

The term “Material Adverse Effect” means any effect, change, fact, event, occurrence, development or circumstance (any such item, an “Effect”) that, individually or together with any other Effect that has occurred prior to the date of determination of the Material Adverse Effect, that (i) is materially adverse (financial or otherwise), to the properties, business, operations, financial condition, results of operations, assets or liabilities of Enpath, taken as a whole or (ii) prohibits, or materially impedes the timely consummation of the Merger; provided, however, that in no event shall any of the following occurring after April 28, 2007, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been or will be, a Material Adverse Effect:

(a) any change in Enpath’s stock price or trading volume, or any failure by Enpath to meet published or internal revenue or earnings projections (it being understood that, except as set forth in clauses (b), (c), (e), (g) and (h) of this definition, any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

(b) any Effect that results from changes affecting Enpath’s industry generally (to the extent such Effect is not disproportionate with respect to Enpath in any material respect) or the United States economy generally (to the extent such Effect is not disproportionate with respect to Enpath in any material respect);

(c) any Effect that results from changes affecting general worldwide economic or capital market conditions;

(d) any Effect resulting from compliance with the terms and conditions of this Agreement;

(e) any Effect caused by an impact to Enpath’s relationships with its employees, customers, suppliers or partners as a result of the announcement or pendency of the Offer or the Merger, or the transactions contemplated by the Merger Agreement;

(f) any Effect resulting from the litigation filed as Pressure Products, Inc. v. Enpath Medical, Inc., Civil Action No. 9:06-CV-121, filed in U.S. Dist. Ct. for Eastern District of Texas, Lufkin Division;

(g) any Effect resulting from any change in any Legal Requirement after April 28, 2007; or

(h) any shareholder litigation arising from allegations of a breach of fiduciary duty relating to the Merger Agreement and the transactions contemplated thereby.

The term “Legal Requirement” means any applicable federal, state, county, municipal, local or foreign statute, constitution, principle of common law, resolution, ordinance, code, rule regulation, permit, consent, waiver, notice, approval, registration, license, judgment, order, decree, injunction or other authorization issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or under the authority of Nasdaq.

16.    Certain Legal Matters; Regulatory Approvals.

General. Based on our examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, we are not aware of any governmental license or regulatory permit that appears to be material to the Company’s business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under “State Takeover Statutes”, such approval or other action will be sought. Except as described under “Antitrust”, there is, however, no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in Section 15—“Conditions of the Offer.”

State Takeover Statutes. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, shareholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and, except as noted below, we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger, we believe that there are reasonable bases for contesting such laws.

The Company is incorporated under the laws of the state of Minnesota. Under the MBCA and other Minnesota statutes, the Company is subject to several state takeover laws including, but not limited to, the Minnesota Control Share Acquisition Act and the Minnesota Business Combination Act. The Company has not opted out of the Minnesota Control Share Acquisition Act or the Minnesota Business Combination Act as permitted under the MBCA and, accordingly, these laws could apply to the Offer and the subsequent Merger. Furthermore, the Company may be subject to Minnesota Statutes Chapter 80B, which includes disclosure requirements for transactions involving Minnesota shareholders. These disclosure requirements are discussed in greater detail below.

Minnesota Control Share Acquisition Act. The Company is currently subject to the Minnesota Control Share Acquisition Act under Section 302A.671 of the MBCA which provides that, absent certain exceptions, a person who becomes the beneficial owner of a new range of the voting power of the shares of an issuing public corporation (i.e., from less than 20% to 20% or more, from less than 33 1/3% to 33 1/3% or more, or from less than a majority to a majority) will lose voting rights with respect to the shares above any such new percentage level of voting control, in the absence of special shareholder approval. That approval can be obtained only by a resolution adopted by (i) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, and (ii) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, excluding all “interested shares” (generally, shares held by the acquiring person, any officer of the issuing public corporation, or any director who is also an employee of the issuing public corporation). If such approval is not obtained, the issuing public corporation may redeem the shares that exceed the new percentage level of voting control at their market value. A shareholders’ meeting to vote on whether to grant voting power to the acquiring person may not be held unless the acquiring person has delivered an information statement to the issuing public corporation.

The above provisions do not apply if the issuing public corporation’s articles of incorporation or bylaws approved by the corporation’s shareholders provide that the statute is inapplicable or if there is an applicable exception. The statute contains several exceptions, including an exception for cash tender offers (i) approved by a majority vote of the members of a committee composed solely of one or more disinterested directors of the issuing public corporation formed pursuant to Section 302A.673, subdivision 1, paragraph (d), prior to the commencement of, or the public announcement of the intent to commence, the offer, and (ii) pursuant to which the acquiring person will become the owner of over 50% of the voting stock of the issuing public corporation.

Under Section 302A.673 of the MBCA, a director or person is “disinterested” if the director or person is neither an officer nor an employee, nor has been an officer or employee within five years preceding the formation of the committee, of the publicly held Minnesota corporation or of a related organization.

The Company’s Articles of Incorporation and Bylaws do not exclude the Company from the restrictions imposed by the Minnesota Control Share Acquisition Act. However, prior to the execution of the Merger Agreement, a committee composed solely of disinterested members of the Company Board approved the Offer and the Merger for purposes of the Minnesota Control Share Acquisition Act. Therefore, as an acquisition of shares pursuant to a cash tender offer of all the voting securities of the Company that will not be consummated unless the Minimum Condition is satisfied, the Offer is not subject to the Minnesota Control Share Acquisition Act under Section 302A.671 of the MBCA.

Minnesota Business Combination Act. The Company is currently subject to the Minnesota Business Combination Act under Section 302A.673 of the MBCA, which prohibits a publicly held Minnesota corporation, like the Company, from engaging in any “business combination,” including a merger, with an “interested shareholder” (defined as any beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of such corporation entitled to vote) for a period of four years after the date of the transaction in which the person became an interested shareholder, unless, among other things, a committee of that corporation’s board of directors comprised solely of one or more disinterested directors has given its approval of either the business combination or the transaction which resulted in the shareholder becoming an “interested shareholder” prior to the shareholder becoming an interested shareholder.

Prior to the execution of the Merger Agreement, a committee composed solely of the Company’s disinterested directors approved both the Purchaser’s acquisition of the Shares pursuant to the Offer and the subsequent Merger, which the Purchaser intends to complete if it consummates the Offer, for the purposes of the Minnesota Business Combination Act. Therefore, the restrictions of the Minnesota Business Combination Act do not apply to the Purchaser’s intended consummation of the Merger following the Purchaser’s acquisition of the Shares pursuant to the Offer.

Takeover Disclosure Statute. The Minnesota Takeover Disclosure Law, Minnesota Statutes Sections 80B.01-80B.13 (the “Takeover Disclosure Statute”), by its terms requires certain disclosures and the filing of certain disclosure material with the Minnesota Commissioner of Commerce (the “Commissioner”) with respect to any offer for a corporation, such as the Company, that has its principal place of business in Minnesota and a certain number of shareholders resident in Minnesota. The Purchaser filed a registration statement with the Commissioner on May 8, 2007. Although the Commissioner does not have an approval right with respect to the Offer, the Commissioner does review the disclosure material for the adequacy of such disclosure and is empowered to suspend summarily the Offer in Minnesota within three days of such filing if the Commissioner determines that the registration statement does not (or the material provided to beneficial owners of the Shares residing in Minnesota does not) provide full disclosure. If such summary suspension occurs, a hearing must be held (within 10 days of the summary suspension) as to whether to permanently suspend the Offer in Minnesota, subject to corrective disclosure. If the Commissioner takes action under the Takeover Disclosure Statute, such action may have the effect of significantly delaying the Offer. In filing a registration statement under the Takeover Disclosure Statute, the Purchaser does not concede that some or all of the provisions of the Takeover Disclosure Statute are applicable, valid, enforceable or constitutional.

“Fair Price” Provision. Section 302A.675 of the Minnesota Business Corporation Act which provides that an offeror may not acquire shares of a Minnesota publicly held corporation from a shareholder within two years following the offeror’s last purchase of shares of the same class pursuant to a takeover offer, including, but not limited to, acquisitions made by purchase, exchange or merger, unless the selling shareholder is afforded, at the time of the proposed acquisition, a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. The provision described above does not apply if the proposed acquisition of shares is approved, before the purchase of any shares by the offeror pursuant to the earlier takeover offer, by a committee of the board of directors of the corporation, comprised solely of directors who: (i) are not, nor have been in the preceding five years, officers or directors of the corporation or a related organization, (ii) are not the offerors in the takeover offer or any affiliates or associates of the offeror, (iii) were not nominated for election as directors by the offeror or any affiliates or associates of the offeror and (iv) were directors at the time of the first public announcement of the earlier takeover offer or were nominated, elected, or recommended for election as directors by a majority of the directors.

In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining shareholders where, among other things, the corporation is incorporated, and has a substantial number of shareholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—“Conditions of the Offer.”

Antitrust. Under the HSR Act and rules promulgated thereunder, certain acquisitions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (“FTC”), and a prescribed waiting period has expired or otherwise terminated. The purchase of Shares pursuant to the Offer is subject to such requirements.

We are required to file a Notification and Report Form under the HSR Act, which filing is required to be made on or before May 11, 2007 pursuant to the Merger Agreement. Currently, we expect to file the Notification and Report Form on May 10, 2007, or as promptly thereafter as practical. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after Greatbatch’s form is filed unless early termination of the waiting period is granted. If the 15th day does not fall on a business day, the waiting period extends and will expire at 11:59 p.m., New York City time, on the next business day. However, before such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from us. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, 10 days after our substantial compliance with such request. We expect to make a request pursuant to the HSR Act for early termination of the waiting period applicable to the Offer. There can be no assurance, however, that the 15-day HSR Act waiting period will be terminated early.

Exchange Act. Any merger or other similar business combination that we propose would also have to comply with any applicable U.S. federal law. In particular, unless the Shares were de-registered under the

Exchange Act prior to such transaction, if such merger or other business combination were consummated more than one year after termination of the Offer or did not provide for shareholders to receive cash for their Shares in an amount at least equal to the price paid in the Offer, we may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction be filed with the SEC and distributed to such shareholders prior to consummation of the transaction.

17.    Fees and Expenses.

Banc of America Securities LLC is acting as Dealer Manager in connection with the Offer and has provided financial advisory services to Greatbatch in connection with the proposed acquisition of the Company. Banc of America Securities LLC will receive customary compensation in connection with the financial advisory services provided to Greatbatch, but it is not entitled to any additional fees for acting as Dealer Manager in connection with the Offer. Limited and the Purchaser have agreed to reimburse the Dealer Manager for its reasonable fees and expenses, including the reasonable fees and disbursements of its counsel, incurred in connection with its engagement, and to indemnify the Dealer Manager and certain related parties against specified liabilities, including liabilities under the federal securities laws. In the ordinary course of its businesses, the Dealer Manager and its affiliates may actively trade or hold securities or loans of Greatbatch and the Company for the Dealer Manager’s own accounts or for the accounts of customers and, accordingly, the Dealer Manager and its affiliates may at any time hold long or short positions in these securities or loans.

We have retained Georgeson Inc. to act as the information agent and Mellon Investor Services LLC to act as the depositary in connection with the Offer and the Merger. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary, Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.    Miscellaneous.

Other Information

The Offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. Further, in those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

No person has been authorized to give any information or make any representation on behalf of Greatbatch, Limited or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

We have filed with the SEC on May 8, 2007 a Tender Offer Statement on Schedule TO (the “Schedule TO”), together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the SEC in the manner described in Section 9—“Certain Information Concerning the Purchaser, Limited and Greatbatch” of this Offer to Purchase.

CHESTNUT ACQUISITION CORPORATION

May 8, 2007

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF GREATBATCH, LIMITED AND THE PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF GREATBATCH

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Greatbatch are set forth below. The business address of each director and executive officer is c/o Greatbatch, Inc. at 9645 Wehrle Drive, Clarence, New York 14031. Neither Greatbatch nor, to its knowledge, any of the directors and executive officers of Greatbatch listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States.

Directors of Greatbatch are identified by “DO”. Executive officers of Greatbatch are identified by “EOO”.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Thomas J. Hook DO, EOO	44	Mr. Hook has served as the Company’s Chief Executive Officer since August 2006, as director since May 2006 and President since June 2005. Prior to August 2006, Mr. Hook served as Chief Operating Officer, a position he held since September 2004. Beginning in 2002, Mr. Hook was employed by CTI Molecular Imaging where he had served most recently as President, CTI Solutions Group. From March 2000 to July 2002, Mr. Hook was General Manager, Functional and Molecular Imaging for General Electric Medical Systems. From 1997 to 2000, he worked for the Van Owen Group Acquisition Company and earlier, Duracell, Inc. Mr. Hook serves as a director of Central Radiopharmaceuticals, Inc., where he also serves on the audit committee of that board, and the Buffalo-Niagara Partnership. He is a member of the board of trustees of St. Bonaventure University.

Edward F. Voboril DO	64	Mr. Voboril has served as Chairman of the Board since July 1997. Prior to August 2006, Mr. Voboril also served as Chief Executive Officer, a position he held since December 1990. Prior to June 2005, Mr. Voboril served as President of the Company, a position he also held since December 1990. Mr. Voboril currently serves on the board of directors of Analogic Corporation and on the audit, governance and compensation committees of that board. He also serves on the manufacturing council of the United States Department of Commerce.

Pamela G. Bailey DO	58	Ms. Bailey has served as a director since July 2002. Ms. Bailey currently serves as President and Chief Executive Officer of the Cosmetic, Toiletry, and Fragrance Association, a Washington, DC based trade association that represents the personal care products industry globally. Ms. Bailey served as President and Chief Executive Officer of AdvaMed, the world’s largest association representing the medical technology industry, from June 1999 to April 2005. From 1970 to 1999 she served in the White House, the Department of Health and Human Services, and other public and private organizations with responsibilities for health care public policy.

Joseph A. Miller, Jr. DO	65	Dr. Miller has served as a director since December 2003. Dr. Miller has been Executive Vice President and Chief Technology Officer for Corning, Inc. since 2001. Before joining Corning, he served as Senior Vice President of E.I. DuPont de Nemours from 1999 to 2001 and held various executive positions with that company prior to that time. Dr. Miller also serves on the board of directors of Dow Corning Corporation and the corporate responsibility committee of that board.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Bill R. Sanford DO	63	Mr. Sanford has served as a director since October 2000. Mr. Sanford is the Founder and Chairman of Symark LLC, a technology commercialization and business development company. He is Executive Founder, and from April 1987 to August 2000, was Chairman of the Board and Chief Executive Officer of STERIS Corporation, a global provider of infection and contamination prevention systems, products, services and technologies. Mr. Sanford serves on the board of directors of KeyCorp and on the risk management and nominating and corporate governance committees of that board. He is also a director of several early stage private technology companies and not for profit organizations.

Peter H. Soderberg DO	60	Mr. Soderberg has served as a director since March 2002. Mr. Soderberg has served as the President and Chief Executive Officer of Hillenbrand Industries, Inc. and Hill-Rom Company, Inc., since March 2006. Mr. Soderberg previously served as President and Chief Executive Officer of Welch Allyn, Inc. from January 2000 to March 2006. Before that, he was Chief Operating Officer of Welch Allyn’s medical products business. Prior to joining Welch Allyn in 1993, Mr. Soderberg was employed by Johnson & Johnson. Mr. Soderberg serves on the board of directors of AdvaMed, Constellation Brands, Inc. and Hillenbrand Industries, Inc.

Thomas S. Summer DO	53	Mr. Summer has served as a director since November 2003. Mr. Summer has been Executive Vice President and Chief Financial Officer of Constellation Brands, Inc. since April 1997. In October 2006, Mr. Summers announced his intention to retire from his position at Constellation Brands, Inc. on or about May 15, 2007. He serves on the board of directors of Home Properties, Inc. and on the audit committee of that board.

William B. Summers, Jr. DO	56	Mr. Summers has served as a director since July 2001. Mr. Summers served as President and Chief Executive Officer of McDonald Investments, Inc. at the time of its sale to KeyCorp in 1998. Subsequent to the sale he served as Chairman and Chief Executive Officer of the investment company and Executive Vice President of Key Corp through November 2000, remaining as Chairman of McDonald Investments through his retirement in June 2006. He serves on the board of directors of RPM, Inc. and Developers Diversified Realty, Inc. Mr. Summers is a member of the audit committee of RPM, Inc. and the audit, compensation and pricing committees of Developers Diversified Realty, Inc. Mr. Summers also serves on the advisory boards of Molded Fiberglass Companies, Dix & Eaton and MAI Wealth Advisors LLC.

John P. Wareham DO	65	Mr. Wareham has served as a director since 2004. On April 7, 2005, Mr. Wareham retired as Beckman Coulter, Inc.’s Chairman and Chief Executive Officer. Mr. Wareham joined Beckman Coulter as its Vice President-Diagnostics Systems Group in 1984. Mr. Wareham is the non-executive chairman of the board of directors of STERIS Corporation and serves on the compensation committee of that board. He also serves on the board of ResMed Corporation and serves on the audit and governance committees of that board. He is on the advisory board of the University of California Medical Center. He is a former member of the board of directors and chairman of the board of AdvaMed, former member of the board of directors of the Manufacturers Alliance/MAPI, the board of directors of the National Association of Manufacturers, the board of governors of the Bowers Museum and the Advisory Council of the Keck Graduate Institute of Applied Life Sciences.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History
Thomas J. Mazza EOO	53	Mr. Mazza has served as Greatbatch’s Senior Vice President and Chief Financial Officer since August 2005. He joined Greatbatch in November 2003 as Vice President and Corporate Controller. Mr. Mazza served in a variety of financial roles since 1978 with Foster Wheeler Ltd. which culminated with him holding the positions of Vice President and Corporate Controller; Principal Accounting Officer; Vice President, Financial Systems; and Vice President, Financial Planning and Analysis.

Mauricio Arellano EOO	40	Mr. Arellano has served as the Business Unit Leader for Greatbatch’s newly created Medical Solutions Group since November 2006. He was Promoted to Senior Vice President in March 2007. Mr. Arellano served as the Vice President of Greatbatch Mexico from January 2005 to November 2006. Mr. Arellano joined Greatbatch in October 2003 as the Plant Manager for its Carson City, Nevada facility. Prior to joining Greatbatch, Mr. Arellano served in a variety of human resources and operational roles since 1998 with Tyco Healthcare—Especialidades Medicas Kenmex and from 1995 to 1998 with Sony de Tijuana Este.

Susan M. Bratton EOO	50	Ms. Bratton has served as the Business Unit Leader for Greatbatch’s Commercial Power Group since January 2005. She was promoted to Senior Vice President in March 2007. Ms. Bratton served as the Vice President of Corporate Quality from March 2001 to January 2005, as the General Manager of Greatbatch’s Electrochem Division from July 1998 to March 2001 and as the Director of Procurement from June 1991 to July 1998. Ms. Bratton has held various other positions with Greatbatch since joining Greatbatch in 1976.

Susan H. Campbell EOO	42	Ms. Campbell has served as the Business Unit Leader for Greatbatch’s Medical Power Group since January 2005. She was promoted to Senior Vice President in March 2007. Ms. Campbell joined Greatbatch in April 2003 as the Plant Manger for Greatbatch’s Clarence, New York facility. Prior to that time, she was a plant manager for Delphi Corporation and General Motors Corporation.

DIRECTORS AND EXECUTIVE OFFICERS OF LIMITED

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Limited are set forth below except to the extent their biography appears above in their capacity as officers of Greatbatch. The business address of each director and executive officer is c/o Greatbatch, Ltd. at 9645 Wehrle Drive, Clarence, New York 14031. Neither Limited nor, to its knowledge, any of the directors and executive officers of Limited listed below, has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of the United States.

Name	Age	Position with Limited
Thomas J. Hook	44	Director, President and CEO

Thomas J. Mazza	53	Director, Senior Vice President and CFO

Timothy J. McEvoy	49

Director, Vice President, General Counsel and Secretary

Mr. McEvoy has served as Greatbatch’s and Limited’s Vice President, General Counsel and Secretary since March 2007. For more than five years prior to that time, Mr. McEvoy served as Administrative Vice President and Deputy

General Counsel of M&T Bank Corporation. Mr. McEvoy received his

Juris Doctorate degree from the State University of New York at Buffalo

Law School, and an undergraduate degree from Canisius College, Buffalo,

New York.

Mauricio Arellano	40	Senior Vice President—Medical Solutions

Susan H. Campbell	42	Senior Vice President—Medical Power

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER

The directors and executive officers of the Purchaser serve as officers of Limited and Greatbatch and their biographies appear above in their capacity as officers of Limited and Greatbatch.

Name	Age	Position with Purchaser
Thomas J. Mazza	53	Director, President and CFO

Timothy J. McEvoy	49	Director, Treasurer and Secretary

ANNEX II

OWNERSHIP OF SHARES OF THE COMPANY BY GREATBATCH, LIMITED AND THE

PURCHASER, AND THEIR RESPECTIVE DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name of each entity and each director and executive officer of Greatbatch, Limited and the Purchaser who beneficially owns Shares of the Company and the number of Shares beneficially owned by each. None of the entities or persons listed below has (i) effected any transaction in the Shares or any other equity securities of the Company during the past 60 days; (ii) has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iii) entered into any transaction during the two years before the date of this Offer to Purchase that would require reporting under SEC rules and regulations; and (iv) entered into a contract, negotiation or transaction with the Company concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Name	Number of Shares of the Company Beneficially Owned
Greatbatch, Inc.	25,753

Bill R. Sanford	25,155

B-1

Annex III

SUBSIDIARIES OF GREATBATCH, INC.

Subsidiary	Incorporated

WGL Intermediate Holdings, Inc.[1] (direct subsidiary of Greatbatch, Inc.)	Delaware

Greatbatch, Ltd. (direct subsidiary of WGL Intermediate Holdings, Inc.)	New York

Greatbatch LLC (direct subsidiary of Greatbatch, Ltd.)	Delaware

Greatbatch Tecnologias de Mexico, S. de C.V. (owned 99% by Greatbatch LLC and 1% by WGL Intermediate Holdings, Inc.)	Mexico

Greatbatch-Hittman, Inc. (direct subsidiary of Greatbatch, Ltd.)	Delaware

Greatbatch-Sierra, Inc. (direct subsidiary of Greatbatch-Hittman, Inc.)	Delaware

Battery Engineering, Inc. (direct subsidiary of Greatbatch, Ltd.)	Massachusetts

Greatbatch-Globe Tool, Inc. (direct subsidiary of Greatbatch, Ltd.)	Minnesota

Greatbatch Technologies Advanced Research Laboratories, Inc. (direct subsidiary of Greatbatch, Ltd.)	Delaware

Chestnut Acquisition Corporation (direct subsidiary of Greatbatch, Ltd.)	Minnesota

[1]

WGL Intermediate Holdings, Inc. is a Delaware corporation, incorporated on June 30, 1997, and is a wholly-owned subsidiary of Greatbatch, Inc. Its primary business address is 9645 Wehrle Drive, Clarence, New York 14031. WGL Intermediate Holdings, Inc. has no operations and no debts, and other than the shares it holds in Greatbatch, Ltd. and its 1% interest in Greatbatch Tecnologias de Mexico, S. de C.V., has no assets and acts as a holding company only.

C-1

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

By Overnight Delivery and Hand Delivery:	By Mail:
Newport Office Center VII	P.O. Box 3001
480 Washington Boulevard	South Hackensack
Mail Drop—Reorg	New Jersey 07606
Attn: Reorganization Dept., 27th Floor	Attn: Reorganization Dept.
Jersey City, NJ 07310

(For eligible institutions only)

Facsimile Transmission:

(201) 680-4626

Confirm Receipt of Facsimile By Telephone:

(201) 680-4860

If you have questions or need additional copies of this Offer to Purchase or the Letter of Transmittal, you can call the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street – 10th Floor

New York, NY 10004

Banks and Brokers Call:

(212) 440-9800

All Others Call Toll-Free:

(866) 580-6912

The Dealer Manager for the Offer is:

BANC OF AMERICA SECURITIES LLC

9 West 57th Street

New York, NY 10019

Telephone: (212) 583-8426

Toll-free: (888) 583-8900 Ext. 8426